Exhibit 2.1
STRICTLY PRIVATE AND CONFIDENTIAL

DATED 22 August 2012

PREMIER FOODS GROUP LIMITED
and
PREMIER FOODS PLC
and
THE HAIN CELESTIAL GROUP, INC.
and
THE HAIN CELESTIAL GROUP, INC.

__________________________________________
SALE AND PURCHASE AGREEMENT
relating to shares in, and certain debt owed by,
Histon Sweet Spreads Limited
__________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(MDSC/NMP)
512875214

CONTENTS
Page
1.Interpretation    1
2.Sale and purchase    13
3.Conditions    13
4.Conduct of business before Completion    16
5.Consideration    18
6.Completion and issue of the Consideration Shares    18
7.Transitional Services    21
8.Seller’s Warranties    21
9.Purchaser’s warranties and undertakings    22
10.Purchaser’s remedies and Seller’s limitations on liability    22
11.Guarantees and guarantor warranties    24
12.Restrictions on business activities    28
13.Remedies and waivers    30
14.Assignment and substitution    30
15.Further assurance    31
16.Entire agreement    31
17.Notices    32
18.Announcements    33
19.Confidentiality    33
20.Costs and expenses    34
21.Counterparts    34

22.Invalidity    34
23.Contracts (Rights of Third Parties) Act 1999    35
24.Choice of governing law    35
25.Jurisdiction    35
26.Language    35
Schedule 1 (Completion arrangements)36
Schedule 2 (Warranties)39
Schedule 3 (Conduct Pending Completion)41
Schedule 4 (Stock Statement)46
Appendix 1 (Accounting policies, principles, practices, bases and methodologies)56
Appendix 2 (Specific accounting principles, practices and policies)57
Appendix 3 (Form of Stock Statement)60
Schedule 5 (Transitional Services)61
Attachment 1-A73
Schedule 6 (Apportionment)103
Schedule 7 (Profit and Loss Adjustment)104
Appendix 1 - Accounting policies, principles, practices, bases and methodologies108
Appendix 2 - Specific accounting principles, practices and policies109
Schedule 8 (Tax Adjustment)110
Schedule 9 (Deed of Substitution)114
Schedule 10 (Deed of Debt Assignment)116

AGREED FORM DOCUMENTS
Business Purchase Agreement
Tax Covenant
Resolution
Announcement
Power of attorney
Draft Business Purchase Agreement Disclosure Letter
List of Insider List Employees
Purchaser’s Solicitors’ undertaking
Draft Business Purchase Agreement Disclosure Letter

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THIS AGREEMENT is made the 22 day of August 2012
BETWEEN:

1.	PREMIER FOODS GROUP LIMITED whose registered office is at Premier House, Centrium Business Park, Griffiths Way, St. Albans, Hertfordshire AL1 2RE (registered in England No. 00281728) (the “Seller”);
AND

2.	PREMIER FOODS PLC whose registered office is at Premier House, Centrium Business Park, Griffiths Way, St. Albans, Hertfordshire AL1 2RE (registered in England No. 05160050) (the “Seller’s Parent”);
AND

3.
THE HAIN CELESTIAL GROUP, INC. whose registered office is at 58 South Service Road,
Melville, NY 11747-2342 (registered in Delaware) (in its capacity as purchaser of the Shares and assignee of the Business Consideration Debt or as Substitute Purchaser) (the “Purchaser”);

AND

4.
THE HAIN CELESTIAL GROUP, INC. whose registered office is at 58 South Service Road
Melville, NY 11747-2342 (registered in Delaware) (in its capacity as the guarantor of the Purchaser) (the “Purchaser’s Guarantor”),

(each a “Party” and, together, the “Parties”).
WHEREAS:

(A)
The Seller has agreed to sell, and the Purchaser has agreed to purchase and pay for, the Shares (as defined in this Agreement) on the terms and subject to the conditions of this Agreement. The Seller has agreed to assign, and the Purchaser has agreed to accept an assignment of and pay for, the right to repayment of the Business Consideration Debt (as defined in this Agreement) on the terms and subject to the conditions of this Agreement.

(B)
The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser under this Agreement and any other Transaction Documents. The Seller’s Parent has agreed to guarantee the obligations of the Seller under this Agreement and the other Transaction Documents.

NOW IT IS HEREBY AGREED as follows:

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1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“2007 Debenture”
means the English law group debenture dated 16 March 2007 (to which the Seller became a party pursuant to a supplemental deed dated 13 April 2007) entered into by certain of the Seller’s Parent’s subsidiaries and Lloyds TSB Bank plc as security trustee in connection with the Credit Agreement;

“Accounting Period”	means an accounting period of the Seller, being the period beginning on the day following an Accounts End Date and ending on the next Accounts End Date;
“Accounts End Date”
means 4 February, 3 March, 31 March, 28 April, 26 May, 30 June, 28 July, 25 August, 29 September, 27 October, 24 November and 31 December in 2012 and the equivalent accounting period end dates of the Seller in subsequent years;

“Actual Business Purchase Agreement Disclosure Letter”	means the actual disclosure letter that is delivered by the Seller to the Company in connection with the Business Purchase Agreement;
“Additional Services”	has the meaning given in sub-paragraph 1.2 of Schedule 5 (Transitional Services);
“Adjusted Market Price”
means, in respect of any Trading Day, the price (in GBP) per share which is calculated as: (i) the market price per share (in USD) for Hain Stock at close of trading on NASDAQ (excluding “after hours” trading) on that Trading Day (as published by NASDAQ or its successor listing authority), divided by (ii) the Exchange Rate for that Trading Day;

“Announcement”	has the meaning given in sub-clause 3.2;
“Bank Consent Condition”	has the meaning given in the sub-clause 3.1;
“Blackstone Design Licence Agreement”	has the meaning given in the Business Purchase Agreement;
“Books and Records”
has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Brands”	has the meaning given in the Business Purchase Agreement;
“Business”	has the meaning given in the Business Purchase Agreement;

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“Business Assets”	has the meaning given in the Business Purchase Agreement;
“Business Consideration”	means an amount equal to the “Initial Consideration” (before any adjustment) under the Business Purchase Agreement;
“Business Consideration Debt”
means the inter-company debt in respect of that portion of the Business Consideration which is to be left outstanding from the Company to the Seller pursuant to sub-clause 3.5 of the Business Purchase Agreement;

“Business Day”	means a day other than a Saturday, Sunday or public holiday in England and Wales and/or New York;
“Business Information”	means all information owned by the Company as at the Business Purchase Completion Date;
“Business Property”	has the meaning given in the Business Purchase Agreement;
“Business Purchase Agreement”	means the intra-group hive down agreement in the agreed form to be entered into between the Seller and the Company relating to the sale and purchase of the Business;
“Business Purchase Agreement Warranties”	means the warranties set out in Schedule 2 (Warranties) of the Business Purchase Agreement;
“Business Purchase Completion Date”	means the date of completion of the transaction contemplated by the Business Purchase Agreement;
“Cash Alternative Option”	has the meaning given in sub-clause 6.9;
“Cash Alternative Option Amount”	means £19,000,000;
“Change”	has the meaning given in sub-paragraph 6.1 of Schedule 5 (Transitional Services);
“Change Notice”	has the meaning given in sub-paragraph 6.1 of Schedule 5 (Transitional Services);
“Circular”	has the meaning given in sub-clause 3.2;
“Claiming Party”	has the meaning given in sub-paragraph 12.1 of Schedule 5 (Transitional Services);
“Company”
means Histon Sweet Spreads Limited, a private limited company whose registered office is at Premier House, Centrium Business Park, Griffiths Way, St Albans, Hertfordshire AL1 2RE (registered in England No. 07958787);

“Company Records”	means all Books and Records exclusively: (i) containing or relating to Business Information; or (ii) recording Business Information, as at the Completion Date;

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“Comparison Period”	means the six month period prior to the date of this Agreement;
“Completion”	means completion of the sale and purchase of the Shares, and the assignment of the Business Consideration Debt, under this Agreement;
“Completion Date”	means the date of Completion as determined in accordance with sub-clause 6.1;
“Completion Date Share Number”	means the number of shares of Hain Stock which is: (i) £30,000,000; divided by (ii) the Completion Date Share Price, and rounded up to the nearest whole number of shares;
“Completion Date Share Price”	means the average of the Adjusted Market Price for the five Trading Days immediately preceding the Completion Date;
“Completion Payment Amount”	means £170,000,000;
“Condition” or “Conditions”	has the meaning given in sub-clause 3.1;
“Consideration Shares”	means that number of shares of Hain Stock which is the greater of the Exchange Date Share Number and the Completion Date Share Number;
“Credit Agreement”
means the originally £2,100,000,000 term and revolving credit facilities agreement dated 3 December 2006 as amended by a supplemental agreement dated 5 December 2006 and as amended and restated on 22 December 2006, 16 March 2007, 28 February 2009 and 11 October 2010 and pursuant to a supplemental agreement dated 30 March 2012 between (among others) the Seller and Lloyds TSB Bank plc as security trustee;

“CTA 2010”	means the Corporation Tax Act 2010;
“Deed of Acknowledgement”	means the deed of acknowledgement to be entered into between the Company and Lloyds TSB Bank plc in relation to the Security over the Business Assets;
“Deed of Debt Assignment”
means the deed to be entered into on Completion between the Seller, the Purchaser and the Company pursuant to which the right to receive repayment of the Business Consideration Debt is assigned from the Seller to the Purchaser;

“Disclosed”	shall have the meaning given in the Business Purchase Agreement;
“Draft Business Purchase Agreement Disclosure Letter”	means the draft disclosure letter to be delivered by the Seller to the Company in connection with the Business Purchase Agreement in the agreed form;
“Draft TSA Project Plan”	has the meaning given in sub-paragraph 5.6 of Schedule 5 (Transitional Services);

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“Exchange Rate”
means, in respect of any Trading Day, the spot mid-rate of exchange between the pound sterling and the U.S. dollar as reported by Bloomberg, L.P. as of 4.00 p.m. (New York time) in New York City, New York on that Trading Day;

“Exchange Date Share Number”	means the number of shares of Hain Stock which is: (i) £30,000,000; divided by (ii) the Exchange Date Share Price, and rounded up to the nearest whole number of shares;
“Exchange Date Share Price”	means the Adjusted Market Price for the Trading Day which is the date of this Agreement;
“Fixed Term Service”	means any Transitional Service which has been assigned a “Fixed termination date” in the Schedule of Charges in Attachment 1-A of Schedule 5 (Transitional Services);
“Force Majeure”	has the meaning given in sub-paragraph 12.1 of Schedule 5 (Transitional Services);
“Hain Stock”	means common stock of USD0.01 each issued by the Purchaser’s Guarantor and listed on NASDAQ;
“Half Moon Bay Licence Agreement”	has the meaning given in the Business Purchase Agreement;
“Hive Down Condition”	has the meaning given in sub-clause 3.1;
“ICTA 1988”	means the Income and Corporation Taxes Act 1988;
“IFRS”
means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and Interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;

“Illustrative Profits Allocation Table”	means the spreadsheet setting out a worked illustrative example of the profits and loss apportionment pursuant to Schedule 7 (Profit and Loss Adjustment) in the agreed form;
“Information Technology”	has the meaning given in the Business Purchase Agreement;
“Insider List Employee”	means those employees of the Seller's Group set on the list of insiders in the agreed form;
“Issue Date”	means the third Business Day (as defined in the Registration Rights Agreement) immediately following the Completion Date;
“Listed Employees”	has the meaning given in the Business Purchase Agreement;

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“Long Stop Time”	has the meaning given in sub-clause 3.1;
“Material Contract”	has the meaning given in the Business Purchase Agreement;
“Measures Letter”
means the letter setting out measures (as defined in the Regulations) addressed by or on behalf of the Company to the Seller in the agreed form (or as subsequently amended from time to time with the agreement of the Seller and the Purchaser);

“Ongoing Projects”
means, in each case in respect of the Business: (i) the construction of a dissolved air flotation unit for the effluent plant; (ii) the installation of new boiler economisers; and (iii) the improvement of the pot desserts filler; and (iv) any other capex projects which are required to meet a remediation requirement or action plan agreed with any regulator;

“Permitted Assignee”	has the meaning given in sub-clause 14.4;
“Permitted Transaction”	means the termination of each of:
(i) the Half Moon Bay Licence Agreement; and
(ii) the Blackstone Design Licence Agreement,
in each case, to the extent that they relate to the Brands;
“Pre-Contractual Statement”	has the meaning given in sub-clause 16.3;
“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;
“Proposing Party”	has the meaning given in sub-paragraph 6.1 of Schedule 5 (Transitional Services);
“Proprietary Brands”	has the meaning given in the Business Purchase Agreement;
“Purchaser’s Group”
means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time (including the Company with effect from Completion);

“Purchaser’s Solicitors”	means DLA Piper UK LLP;
“Redundant Employee”	has the meaning given in sub-paragraph 13.1 of Schedule 5 (Transitional Services);
“Registration Option”	has the meaning given in sub-clause 6.10;
“Registration Rights Agreement”	means the registration rights agreement entered into between the Purchaser’s Guarantor, the Seller and the Seller’s Parent on the date of this Agreement;
“Regulations”	means the Transfer of Undertakings (Protection of Employment) Regulations 2006;
“Replacement Service Provider”	has the meaning given in sub-paragraph 13.1 of Schedule 5 (Transitional Services);

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“Resolution”	has the meaning given in sub-clause 3.1;
“Resolution Condition”	has the meaning given in sub-clause 3.1;
“Restricted Name”	means each of the Proprietary Brand names and any name comprising or including the Proprietary Brand names;
“Rolling Service”	means any Transitional Service which has been assigned a “Projected period (in calendar months)” in the Schedule of Charges in Attachment 1-A of Schedule 5 (Transitional Services);
“Second Disclosure Letter”
means the letter dated the Completion Date written by the Seller to the Company and the Purchaser for the purposes of clause 10 (Purchaser’s remedies and Seller’s limitations on liability) and delivered to the Purchaser immediately before Completion and the bundle of documents attached to that letter;

“SEC”	has the meaning given to that expression in the Registration Rights Agreement;
“Security”
means the security granted pursuant to the 2007 Debenture, the 2009 Irish IP Debenture, the 2009 Security Agreement, the 2010 Irish Law IP Debenture, the 2012 Security Agreement, the 2012 Irish Law Debenture (as each term (except “2007 Debenture”) is defined in the Credit Agreement) and the security over shares agreement to be entered into between the Seller and Lloyds TSB Bank plc as the security trustee over the Shares in connection with the Credit Agreement;

“Seller’s Designated Account”	means such bank account as the Seller shall notify to the Purchaser in writing from time to time;
“Seller’s Group”
means the Seller, any subsidiary of the Seller, any holding company of the Seller and all other subsidiaries and subsidiary undertakings of any such holding company (other than the Company with effect from Completion);

“Seller’s Solicitors”	means Slaughter and May;
“Seller’s Transitional Services Manager”	means Nigel Conquest;
“Shares”	means the total issued share capital of the Company, being the shares to be bought and sold pursuant to this Agreement;
“Stock Statement”	means the stock statement to be prepared pursuant to Schedule 4 (Stock Statement);
“Substitute Purchaser”	means any person who is appointed as a substitute Purchaser in accordance with the terms of sub-clause 14.5 and Schedule 9 (Deed of Substitution);

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“Supplement”
means the prospectus supplement or post-effective amendment to Form S-3ASR to be filed by the Purchaser’s Guarantor and which will name the Seller (or its nominee) as the selling shareholder, as required by Section 4.1(b) of the Rights Registration Agreement;

“Tax”	has the meaning given to that expression in the Tax Covenant;
“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax;
“Tax Covenant”	means the tax covenant in the agreed form;
“Tax Statement”	means the statement to be drawn up in accordance with the provisions of Schedule 8 (Tax Adjustment);
“Termination Date”	has the meaning given in sub-paragraph 13.2 of Schedule 5 (Transitional Services);
“Third Party Provider”	has the meaning given in sub-paragraph 3.2 of Schedule 5 (Transitional Services);
“Trading Day”	means a day on which NASDAQ (or its successor listing authority) is open for trading;
“Transaction Documents”
means this Agreement, the Business Purchase Agreement, the Tax Covenant, the Co-pack Agreements (as defined in the Business Purchase Agreement), the Supply Agreement (as defined in the Business Purchase Agreement), the Registration Rights Agreement, the Deed of Debt Assignment and any other agreements entered into pursuant to this Agreement or the Business Purchase Agreement;

“Transitional Services”
means the services identified as such in Attachment 1-A to Schedule 5 (Transitional Services) to be provided by the Seller or a member of the Seller’s Group in accordance with clause 7 (Transitional Services);

“TSA Project Plan”	has the meaning given in sub-paragraph 5.6 of Schedule 5 (Transitional Services);
“TSA Project Team”	has the meaning given in sub-paragraph 5.2 of Schedule 5 (Transitional Services);
“TSA Separation Plan”	has the meaning given in sub-paragraph 5.7 of Schedule 5 (Transitional Services);
“TSA Third Party Consents”	has the meaning given in sub-paragraph 3.1 of Schedule 5 (Transitional Services);

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“Unauthorised Use”
means any access or use of the Information Technology systems of the Seller or of any other member of the Seller’s Group or any access, use or disclosure of any information, data or code (whether source code or object code) which is contained in, or utilised by, the Information Technology systems of the Seller or of any other member of the Seller’s Group which (in each case) is not expressly permitted by Schedule 5 (Transitional Services) or is outside the scope of its intended use under Schedule 5 (Transitional Services) (having regard to its use during the Comparison Period) or is outside the scope of the applicable third party consent (if relevant);

“VAT”
means value added tax as provided for in VATA 1994 and regulations made thereunder and shall include any other Tax of a similar nature which is introduced in substitution for or in addition to such Tax;

“VATA 1994”	means the Value Added Tax Act 1994;
“VDD Report”	has the meaning given to that expression in the Business Purchase Agreement;
“Warranties”	means the warranties set out in Schedule 2 (Warranties) given by the Seller and “Warranty” shall be construed accordingly; and
“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

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(E)	use of any genders includes the other genders;

(F)
the expressions “accounting reference period”, “body corporate”, “holding company”, “paid up”, “profit and loss account”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006;

(G)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010 (formerly section 839 ICTA 1988);

(H)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(I)	references to times of the day are to London time;

(J)	headings to clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(K)
the Schedules and Attachments (but not the Tax Covenant) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and the Attachments;

(L)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(M)
references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by the Purchaser (or by the Purchaser’s Solicitors on its behalf) and by the Seller (or by the Seller’s Solicitors on its behalf);

(N)	references to “£” or “GBP” are references to British pounds sterling and references to “$” or “USD” are references to United States dollars;

(O)
references to “costs”, “expenses”, “losses”, “claims” or “liabilities” incurred by a person shall not include any amount in respect of VAT comprised in the same for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax; and

(O)
(i)    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

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2.	Sale and purchase

2.1	The Seller shall sell, with full title guarantee, and the Purchaser shall purchase:

(P)	the Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion; and

(Q)	the Business Consideration Debt pursuant to the Deed of Debt Assignment.

2.2	The Seller waives all rights of pre-emption over the Shares conferred upon it by the articles of association of the Company or in any other way.

2.3
If required by the rules and regulations of the SEC, the Purchaser’s Guarantor shall, as soon as reasonably practicable following the date of this Agreement, file with the SEC a current report on Form 8-K announcing the transactions contemplated by this Agreement and the other Transaction Documents.

3.	Conditions

3.1	The sale and purchase of the Shares and the assignment of the Business Consideration Debt pursuant to this Agreement is in all respects conditional upon:

(A)	the completion of the Business Purchase Agreement (the “Hive Down Condition”);

(B)
the passing at a duly convened and held general meeting of the Seller’s Parent of a resolution in the agreed form (the “Resolution”) to approve the arrangements described in this Agreement (the “Resolution Condition”); and

(C)
the Seller's Parent obtaining from the syndicate of lenders under its principal financing arrangements the following consents in relation to the arrangements described in this Agreement and any associated transactions in respect thereof:

(i)	the acquisition by the Seller of the Consideration Shares;

(ii)	the ability to retain the Consideration Shares for such period of time as the Seller (in its discretion) thinks fit;

(iii)	the net proceeds realised from the monetisation of the Consideration Shares to be treated as Planned Disposal Proceeds (as defined in the Credit Agreement);

(iv)	the Consideration Shares constituting Permitted Deferred Consideration (as defined in the Credit Agreement); and

(v)	the ability to enter into any derivatives transaction in relation to the Consideration Shares,
(the “Bank Consent Condition”),

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(each a “Condition” and, together, the “Conditions”) being satisfied on or before 11.59 p.m. on 26 October 2012 (the “Long Stop Time”).

(i)	promptly following the execution of this Agreement, issue an RNS announcement in connection with the arrangements described in this Agreement (the “Announcement”) in the agreed form;

(ii)
post a circular (the “Circular”) to its shareholders (which shall be in terms consistent with the Announcement) as soon as reasonably practicable, and in any event no later than 30 September 2012, convening a general meeting of the Seller’s Parent to be held no later than 26 October 2012 to consider and, if thought fit, approve the Resolution, and containing the unanimous recommendation by the directors of the Seller’s Parent to the shareholders of the Seller’s Parent to vote in favour of the Resolution; and

(iii)	not adjourn the general meeting nor withdraw the recommendation of any of the directors of the Seller's Parent, save as may be required by law or the Seller’s Parent’s articles of association.

(B)	The Seller and the Seller’s Parent shall:

(vi)
consult in a timely manner with the Purchaser on the contents of the Announcement and the Circular in so far as such contents relate to information or references directly concerning the Purchaser or any other member of the Purchaser’s Group; and

(vii)	have regard to any reasonable requests of the Purchaser and its professional advisers in respect of any such information or references.

(C)
The obligation for the Circular to contain a recommendation from the directors of the Seller’s Parent that the shareholders of the Seller’s Parent vote in favour of the Resolution and the obligation for such recommendation not to be withdrawn are subject to the fiduciary duties of such directors, including any duty of such directors to make full and honest disclosure to such shareholders of, among other things, any changes of circumstance before they vote on such Resolution and to express their opinion as to what they consider is in the interests of the Seller’s Parent at any particular time in the light of what they are then aware.

(D)	The Seller or the Seller’s Parent (as the case may be) shall procure that the Purchaser and its professional advisers are kept regularly informed of the progress made in fulfilling the Conditions.

3.3	The Seller may waive the Bank Consent Condition by giving notice in writing to the Purchaser. Save as set out in the preceding sentence, none of the Conditions may be waived by any Party.

3.4	Each of the Seller and the Purchaser undertakes to disclose in writing to the other anything which will or may prevent either Condition from being satisfied immediately after it comes

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to their attention.

3.5	This Agreement shall terminate automatically at the Long Stop Time if any Condition has not then been satisfied or, in the case of the Bank Consent Condition, waived by the Seller.

3.6	The provisions of Part 1 (Termination for Material Adverse Change) of Schedule 3 (Conduct Pending Completion) shall govern the Purchaser's right to terminate this Agreement before Completion.

3.7
If this Agreement terminates pursuant to sub-clause 3.5, then the Seller shall indemnify the Purchaser on demand and on an after-Tax basis against all out of pocket expenses and third party costs, charges, fees and expenses, in each case, reasonably and properly incurred by it in connection with its investigation of the business, assets and affairs of the Company and the preparation of and entry into the Transaction Documents, provided that the total liability of the Seller pursuant to this sub-clause 3.7 shall not exceed £1,000,000. Save as provided for in this sub-clause 3.7, no Party shall have any rights against the other in respect of any termination of this Agreement pursuant to sub-clause 3.5.

4.	Conduct of business before Completion

4.1
Except with the prior approval of the Purchaser to do otherwise (such approval not to be unreasonably withheld or delayed), the Seller shall procure that from the date of this Agreement until the Completion Date:

(E)
the Business shall be carried on in the usual and ordinary course substantially as conducted in the 12 months prior to the date of this Agreement and in accordance with all applicable laws in all material respects;

(F)	the Company shall not undertake any of the acts listed in Part 2 (Pre-Completion restrictions) of Schedule 3 (Conduct Pending Completion);

(G)	the Company shall comply with its obligations under the Business Purchase Agreement; and

(H)
the Business undertakes the Ongoing Projects substantially as undertaken prior to the date of this Agreement and, where any such Ongoing Project is subject to a deadline notified to the Seller prior to the date of this Agreement by the Environment Agency:

(i)	if the notified deadline is before the Completion Date, so as to ensure that such Ongoing Project is completed prior to the notified deadline; and

(ii)
if the notified deadline is after the Completion Date, so as to ensure that, as at the Completion Date, such Ongoing Project has been undertaken to such an extent so as to allow the Company to complete that Ongoing Project prior to the notified deadline.

4.2	Pending Completion, subject to its confidentiality obligations and to the extent permitted by law, the Seller shall:

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(A)
provide to the Purchaser or its agents (as the Purchaser shall direct), subject to reasonable prior notice being given to the Seller, such information, including financial information, regarding the Company and/or the Business as the Purchaser reasonably requires;

(B)
give the Purchaser and its agents, subject to reasonable prior notice being given to the Seller, reasonable access during Working Hours to the Company Records, to relevant employees and representatives of the Company and to the Business Property;

(C)	co-operate with the Purchaser and its agents to enable the Purchaser to develop plans for, and agree its integration of the Company with, the Purchaser's Group;

(D)
consult with the Purchaser or its agents in respect of any exercise by the Company of any of its rights under the Business Purchase Agreement to the extent that any such exercise would be material in the context of the Business; and

(E)	procure that the Company delivers the Measures Letter to the Seller in compliance with the Regulations.

4.3	Sub-clause 4.1 shall not operate so as to restrict or prevent:

(A)	any matter contemplated by the Transaction Documents or any action taken by the Seller and/or the Company pursuant to the Transaction Documents;

(B)
any matter reasonably undertaken by the Seller in relation to the Company or the Business in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

(C)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement which is a Material Contract Disclosed in the Draft Business Purchase Agreement Disclosure Letter;

(D)
the completion or performance of any obligations undertaken pursuant to any contract or arrangement which is not a Material Contract where such completion or performance is in the ordinary course of the Business;

(E)
any action or omission required of the Company or in respect of the Business by any applicable law or regulation or any Tax Authority provided that the Seller shall promptly inform the Purchaser of the relevant matter and circumstances where such action or omission is material;

(F)
any increase in emoluments of any category of the employees of the Company or of the Business where such increase is made in accordance with the Company’s obligations under the contracts of employment of such employees or the normal practice of the Company or the Business or in accordance with any applicable collective bargaining agreement entered into in relation to the Business;

(G)	any promotion in relation to the Business which:

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(i)	would reasonably be expected to result in a cost to the Business of less than £250,000; or

(ii)	has been disclosed to the Purchaser prior to the date of this Agreement;

(H)	any Permitted Transaction;

(I)
any amendment to any Excluded Contract (as defined in the Business Purchase Agreement) to ensure that any assets, rights or obligations not intended to be transferred under the Transaction Documents are not transferred; or

(J)	any matter undertaken at the written request or with the consent of the Purchaser.

5.	Consideration

5.1
The total consideration for the sale of the Shares shall be the payment by the Purchaser of the sum of £10,000,000 and the total consideration for the assignment of the Business Consideration Debt shall be the payment by the Purchaser of the sum of £190,000,000, in each case, to be satisfied in accordance with clause 6 (Completion). The consideration payable in respect of the Shares shall be subject to adjustment as provided in Schedule 4 (Stock Statement), Schedule 7 (Profit and Loss Adjustment) and Schedule 8 (Tax Adjustment) and to further adjustment as provided in clause 10 (Purchaser’s remedies and Seller’s limitations on liability).

5.2	Any other payment made by any Party under this Agreement shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.

5.3
All profits, losses, assets and liabilities attributable to the Business and the Business Assets for the period from and excluding the Business Purchase Completion Date until and including the Completion Date shall, for the avoidance of doubt, be for the account of the Company.

5.4
If, as a result of any of the adjustments contemplated by, Schedule 7 (Profit and Loss Adjustment), an amount is due to be paid from the Purchaser to the Seller, the Purchaser and the Seller agree that the Seller shall be entitled to, and shall if the Purchaser so requests, set off any such amount (in whole or in part) against any amount of cash held by the Seller on behalf of the Company. If, after such set-off, any balance in respect of Total Profit (as defined in Schedule 7 (Profit and Loss Adjustment) remains due to the Seller from the Purchaser, the Seller shall irrevocably waive and release the Purchaser from any obligation or liability to pay such balance to the Seller. From Completion, the Purchaser shall procure that Company takes such steps as are necessary to give effect to this sub-clause 5.4.

6.	Completion and issue of the Consideration Shares

6.1
The Completion Date shall be the first Accounts End Date which follows the satisfaction, or, where permitted pursuant to sub-clause 3.3, the waiver of the Conditions in accordance with clause 3 (Conditions).

6.2	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors

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at One Bunhill Row, London, EC1Y 8YY.

6.3
At Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 1 (Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 1 (Completion arrangements).

6.4
If the respective obligations of the Seller and/or the Purchaser under sub-clause 6.3 and Schedule 1 (Completion arrangements) are not complied with on the Completion Date the non-defaulting party may:

(A)	defer Completion (so that the provisions of this clause 6 (Completion) shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

6.5
If this Agreement is terminated in accordance with sub-clause 6.4 (and without limiting any Party’s right to claim damages), all obligations of any Party under this Agreement shall end (except for the provisions of clause 18 (Announcements) and clause 19 (Confidentiality)), but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

6.6
Payment by or on behalf of the Purchaser of the Completion Payment Amount in accordance with paragraph 1(A) of Part B (Purchaser’s obligations) of Schedule 1 (Completion arrangements) shall constitute payment of, and discharge the Purchaser's obligation under this Agreement to pay, the consideration for the Shares and £160,000,000 as part of the consideration for the Business Consideration Debt.

6.7	If the Completion Date is not a Business Day, the Purchaser shall:

(A)	procure that the Completion Payment Amount and, if sub-clause 6.9 applies, the Cash Alternative Option Amount is paid into the Purchaser’s Solicitors’ client account before the Completion Date;

(B)
procure that the Purchaser’s Solicitors shall, subject only to Completion occurring, on the first Business Day after the Completion Date, pay the Completion Payment Amount and, if sub-clause 6.9 applies, the Cash Alternative Option Amount into the Seller’s Designated Account with all net interest accruing on such sums in the Purchaser’s Solicitors’ client account from (and including) the Completion Date to (and including) the day prior to the transfer to the Seller’s Designated Account, so as to ensure that the Completion Payment Amount and, if sub-clause 6.9 applies, the Cash Alternative Option Amount is available for drawing as cleared funds in that account by twelve noon on the first Business Day after Completion; and

(C)	procure the delivery prior to Completion, to the Seller or the Seller’s Solicitors, of an undertaking from the Purchaser’s Solicitors in the agreed form.

6.8	In satisfaction of the Purchaser's obligation to pay £30,000,000 as part of the consideration

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for the Business Consideration Debt, the Purchaser shall procure that the Purchaser’s Guarantor shall issue, and the Purchaser’s Guarantor hereby undertakes to issue, the Consideration Shares to the Seller (or such other member of the Seller’s Group as the Seller may nominate) on the Issue Date. Each of the Consideration Shares shall be issued with the same rights and ranking pari passu in all respects with the existing Hain Stock including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Purchaser’s Guarantor on or after Completion. The Purchaser’s Guarantor shall procure that the Consideration Shares shall be issued free from any pre-emptive right, option, right to acquire, mortgage charge, pledge, lien or other form of security or encumbrance or equity on, over, or affecting them or other third party rights or claims of any nature whatsoever. The Purchaser undertakes to procure that the Purchaser’s Guarantor shall deliver, and the Purchaser’s Guarantor hereby undertakes to deliver, to the Seller’s Solicitors on the Issue Date a share certificate for the Consideration Shares in the name of the Seller or its nominee. The provisions of this sub-clause 6.8 are subject to sub-clause 6.9.

6.9
The Seller shall have the option (the “Cash Alternative Option”), exercisable by giving written notice to the Purchaser’s Guarantor (a “Cash Alternative Option Notice”) at any time between (i) 4.00 p.m. (New York time) on the Trading Day immediately preceding the Completion Date and (ii) Completion, to require the Purchaser to pay the Cash Alternative Option Amount in lieu of the Purchaser’s obligation to procure the issue of, and the Purchaser’s Guarantor’s obligations to issue, the Consideration Shares. If a Cash Alternative Option Notice is given:

(A)	payment of the Cash Alternative Option Amount shall be made at the same time and in the same manner as the Consideration Payment Amount; and

(B)
the Purchaser's Guarantor shall not be required to issue the Consideration Shares and payment of the Cash Alternative Option Amount shall extinguish the Purchaser's obligations to procure the issue of, and the Purchaser's Guarantor's obligations to issue, the Consideration Shares.

6.10
If the Purchaser's Guarantor fails to register the resale of the Consideration Shares with the SEC on Form S-3ASR (or any successor form thereto) and file a Supplement by 5:30 p.m. (New York time) on the Issue Date, then the Seller shall have the option (the “Registration Option”), exercisable by giving written notice to the Purchaser’s Guarantor (a “Registration Option Notice”) at any time prior to 5:30 p.m. (New York time) on the first Trading Day following the Issue Date, to require the Purchaser’s Guarantor to repurchase all of the Consideration Shares from the Seller or its nominee (as the case may be) for £30,000,000. If a Registration Option Notice is given, the Parties shall use all reasonable endeavours to ensure that such repurchase is effected as soon as practicable after the delivery of the Regisrtation Option Notice and, in any event, no later than 4:00 p.m. on the second Trading Day following the date on which the Registration Option Notice is given.

6.11
Without prejudice to any other method of delivery permitted by this Agreement, the Parties agree that any Cash Alternative Option Notice or Registration Option Notice may be sent to the Purchaser’s Guarantor by e-mail to Denise.Faltischek@hain-celestial.com and that any such notice shall be deemed to have been given when despatched to that e-mail address.

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6.12	The payments to be made (or shares to be issued) under this clause 6 (Completion) shall be made without any set-off, restriction or condition and without any deduction or withholding.

6.13	The provisions of Schedule 6 (Apportionment) shall have effect from Completion.

6.14
The Purchaser shall procure that, from Completion, the Company shall provide the pension benefits set out in the Measures Letter to cover the period from the Business Purchase Completion Date. Nothing in this sub-clause 6.14 shall restrict the Company after Completion from lawfully changing the pension benefits that it offers to its employees from time to time in respect of any period after Completion.

6.15	During the period between the date of this Agreement and Completion, the Seller undertakes that it will not (and shall procure that the members of the Seller’s Group do not) purchase any Hain Stock.

7.	Transitional Services
The Seller shall provide, or shall procure the provision of, the Transitional Services in accordance with Schedule 5 (Transitional Services).

8.	Seller’s Warranties

8.1	The Seller warrants to the Purchaser that each of the Warranties is true and accurate:

(A)	at the date of this Agreement; and

(B)	at Completion.

8.2	The Seller warrants to the Company that each of the Business Purchase Agreement Warranties is true and accurate:

(D)	at the date of the Business Purchase Agreement; and

(E)	at Completion.

8.3
The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties or representations or other statements whatsoever, other than the Warranties and the warranties set out in sub-clause 8.2, and acknowledges that none of the Seller, any member of the Seller’s Group, or any of their agents, officers or employees have given any such warranties, representations or other statements to the Purchaser.

8.4
Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.5
The Seller undertakes to the Purchaser that, as soon as reasonably practicable upon it becoming aware, between the date of this Agreement and Completion, of any fact, matter or circumstance relating to the Company, which it is aware is or may constitute a material

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breach of any of the Warranties or the Business Purchase Agreement Warranties as at the date of this Agreement and/or would constitute such a breach if they were repeated at Completion by reference to the facts and circumstances then subsisting, it will disclose such fact, matter or circumstance to the Purchaser.

9.	Purchaser’s warranties and undertakings

9.1	The Purchaser warrants to the Seller that each of the warranties set out in this clause 9 is true and accurate:

(F)	at the date of this Agreement; and

(G)	at Completion.

9.2	The Purchaser has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

9.3
The obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Transaction Documents will, when delivered, constitute binding obligations of the Purchaser in accordance with their respective terms.

9.4	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Transaction Documents to which it is a party will not:

(D)	result in a material breach of any provision of the articles of association of the Purchaser;

(E)	result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(F)	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the Purchaser is bound; or

(G)	require the consent of its shareholders or of any other person.

10.	Purchaser’s remedies and Seller’s limitations on liability

10.1	No liability shall attach to the Seller in respect of claims under the Warranties or the Tax Covenant if and to the extent that the limitations set out in this clause 10 or the Tax Covenant apply.

10.2
The provisions of paragraphs 1(B), 1(C), 1(D), 1(E), 1(G), 2, 3, 5 and 6 of Schedule 3 (Seller’s limitations on liability) to the Business Purchase Agreement shall apply, mutatis mutandis, as if set out herein save that paragraph 1(B) shall apply to the Warranties as if they were all Fundamental Warranties (as such term is defined in the Business Purchase Agreement) and provided always that the relevant paragraphs of the aforementioned Schedule 3 shall only apply in respect of the Tax Covenant to the extent they are explicitly expressed to do so.

10.3	The Seller shall not be liable for breach of any of the Warranties to the extent that the

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subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser.

10.4
Any payment made by the Seller in respect of any claim under the Warranties shall be treated as a repayment of and adjustment to the consideration payable for the Shares in accordance with clause 5 (Consideration).

10.5
The Purchaser warrants to the Seller that as at the date of this Agreement there is no fact, matter, event or circumstance which is known to the Purchaser which constitutes a breach of a Warranty. For the purposes of this sub-clause 10.5, the Purchaser’s knowledge shall be limited to the actual knowledge of Ira Lamel, Denise Faltischek, Robert Burnett and Jeremy Hudson having made reasonable enquiries of their advisors DLA Piper UK LLP, Ernst & Young and NM Rothschild & Sons Limited in relation to the transactions contemplated by the Transaction Documents.

10.6
If, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 8 (Seller’s Warranties) or otherwise) that there has been any breach of the Warranties or any other term of this Agreement or the Business Purchase Agreement Warranties, the Purchaser shall not be entitled to terminate or rescind this Agreement.

10.7
The provisions of clause 16 (Purchaser’s remedies and Seller’s limitations on liability) of the Business Purchase Agreement and Schedule 3 (Seller’s limitations on liability) to the Business Purchase Agreement shall apply in respect of the Company’s remedies, and the Seller’s liability, pursuant to sub-clause 8.2 of this Agreement, mutatis mutandis, as if set out herein.

10.8
In respect of the Business Purchase Agreement Warranties given by the Seller at Completion pursuant to sub-clause 8.2(B), the Company shall not be entitled to claim that any fact, matter or circumstance causes any of the Business Purchase Agreement Warranties to be breached (pursuant to this Agreement, the Business Purchase Agreement or otherwise) to the extent Disclosed in: (i) the Business Purchase Agreement; and/or (ii) the Second Disclosure Letter (including the specific disclosures set out therein) or in any document referred to in or attached to the Second Disclosure Letter to the extent that the Second Disclosure Letter complies with the provisions of sub-clause 10.10.

10.9
The Seller shall procure that the Actual Business Purchase Agreement Disclosure Letter shall be in the form of the Draft Business Purchase Agreement Disclosure Letter save that the Seller shall be permitted to amend the Draft Business Purchase Agreement Disclosure Letter to include additional or amended disclosures in respect of matters, facts or circumstances which arise or vary between the date of this Agreement and the Business Purchase Agreement Completion Date. The Seller agrees that any purported disclosure included in the Actual Business Purchase Agreement Disclosure Letter in breach of this sub-clause 10.9 shall not constitute a matter Disclosed for the purposes of the Business Purchase Agreement.

10.10	The Second Disclosure Letter shall only include:

(A)	the contents of the Actual Business Purchase Agreement Disclosure Letter; and

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(B)	additional or amended disclosures in respect of matters, facts or circumstances which arise or vary between the date of the Business Purchase Agreement Completion Date and the Completion Date.
The Seller agrees that any purported disclosure included in the Second Disclosure Letter in breach of this sub-clause 10.10 shall not constitute a matter Disclosed.

11.	Guarantees and guarantor warranties
Purchaser’s guarantee

11.1
In consideration of the Seller agreeing to sell the Shares and the Business Consideration Debt on the terms set out in this Agreement, the Purchaser's Guarantor hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Purchaser and, with effect from Completion, the Company of all of their respective obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents and agrees to indemnify the Seller on an after-Tax basis in respect of any breach by the Purchaser or, with effect from Completion, the Company of any of their respective obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents. The liability of the Purchaser's Guarantor under this Agreement and the other Transaction Documents shall not be released or diminished by any variation of the terms of this Agreement or any of the other Transaction Documents (whether or not agreed by the Purchaser's Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

11.2
If and whenever the Purchaser or, with effect from Completion, the Company defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any of the other Transaction Documents, the Purchaser's Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement and the other Transaction Documents and so that the same benefits shall be conferred on the Seller as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Purchaser or the Company, as the case may be.

11.3
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Purchaser and the Company shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement or any of the other Transaction Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchaser or the Company or any change in the status, control or ownership of the Purchaser or the Company. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Seller may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchaser and the Company under or in connection with this Agreement or any of the other Transaction Documents.

11.4	As a separate and independent stipulation, the Purchaser's Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Purchaser

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(including, without limitation, any moneys expressed to be payable under this Agreement) and, with effect from Completion, the Company (including, without limitation, any moneys expressed to be payable under the Business Purchase Agreement) which may not be enforceable against or recoverable from the Purchaser or the Company (as the case may be) by reason of any legal limitation, disability or incapacity on or of the Purchaser or the Company (as the case may be) or any fact or circumstance (other than any limitation imposed by this Agreement or the relevant Transaction Document, as the case may be) shall nevertheless be enforceable against and recoverable from the Purchaser's Guarantor as though the same had been incurred by the Purchaser's Guarantor and the Purchaser's Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser's Guarantor on demand.

11.5	The Purchaser’s Guarantor warrants to the Seller that each of the warranties set out in this sub-clause 11.5 is true and accurate at the date of this Agreement and at Completion:

(A)	The Purchaser’s Guarantor has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

(B)
The obligations of the Purchaser’s Guarantor under this Agreement constitute, and the obligations of the Purchaser’s Guarantor under the other Transaction Documents will, when delivered, constitute binding obligations of the Purchaser’s Guarantor in accordance with their respective terms.

(C)	The execution and delivery of, and the performance by the Purchaser’s Guarantor of its obligations under, this Agreement and the other Transaction Documents to which it is a party will not:

(i)	result in a material breach of any provision of the constitutional documents of the Purchaser’s Guarantor;

(ii)	result in a material breach of, or constitute a default under, any instrument to which the Purchaser’s Guarantor is a party or by which the Purchaser’s Guarantor is bound;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the Purchaser’s Guarantor is bound; or

(iv)	require the consent of its shareholders or of any other person.

(D)	The Purchaser’s Guarantor and each member of the Purchaser’s Group is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation.

(E)	All of the organisational documents of the Purchaser’s Guarantor are in full force and effect.

(F)
The Purchaser’s Guarantor has filed on a timely basis all forms, statements, certifications, reports and documents required to be filed by it with the SEC under the Securities Exchanges Act of 1934, as amended, (the “Exchange Act”) and/

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or the Securities Act of 1933, as amended, (the “Securities Act”) since 1 July 2011 (the “Applicable Date”). All such forms, statements, reports and documents filed by the Purchaser’s Guarantor since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, are referred to in this sub-clause 11.5 as the “Company Reports”. Each of the Company Reports, at the time of its filing (except as and to the extent such Company Report has been amended, modified or superseded in an subsequent Company Report filed prior to the date of this Agreement) complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (except as and to the extent such Company Report has been amended, modified or superseded in any subsequent Company Report filed prior to the date of this Agreement, in which case as of the date of such amendment, modification or superseding filing), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of circumstances under which they were made, not misleading.
Seller’s guarantee

11.6
In consideration of the Purchaser agreeing to buy the Shares and the Business Consideration Debt on the terms set out in this Agreement, the Seller’s Parent hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by the Seller of all of its obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents and agrees to indemnify the Purchaser on an after-Tax basis in respect of any breach by the Seller of any of its obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents. The liability of the Seller’s Parent under this Agreement and the other Transaction Documents shall not be released or diminished by any variation of the terms of this Agreement or any of the other Transaction Documents (whether or not agreed by the Seller’s Parent), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

11.7
If and whenever the Seller defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any of the other Transaction Documents, the Seller’s Parent shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement and the other Transaction Documents and so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Seller.

11.8
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Seller shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement or any of the other Transaction Documents and notwithstanding the winding-up, liquidation, dissolution or

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other incapacity of the Seller or any change in the status, control or ownership of the Seller. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchaser may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with this Agreement or any of the other Transaction Documents.

11.9
As a separate and independent stipulation, the Seller’s Parent agrees that any obligation, commitment or undertaking expressed to be undertaken by the Seller (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or any fact or circumstance (other than any limitation imposed by this Agreement or the relevant Transaction Document, as the case may be) shall nevertheless be enforceable against and recoverable from the Seller’s Parent as though the same had been incurred by the Seller’s Parent and the Seller’s Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller’s Parent on demand.

11.10	The Seller’s Parent warrants to the Seller that each of the warranties set out in this sub-clause 11.10 is true and accurate at the date of this Agreement and at Completion:

(A)	The Seller’s Parent has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

(B)
The obligations of the Seller’s Parent under this Agreement constitute, and the obligations of the Seller’s Parent under the other Transaction Documents will, when delivered, constitute binding obligations of the Seller’s Parent in accordance with their respective terms.

(C)	The execution and delivery of, and the performance by the Seller’s Parent of its obligations under, this Agreement and the other Transaction Documents to which it is a party will not:

(i)	result in a material breach of any provision of the articles of association of the Seller’s Parent;

(ii)	result in a material breach of, or constitute a default under, any instrument to which the Seller’s Parent is a party or by which the Seller’s Parent is bound;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the Seller’s Parent is bound; or

(iv)	save for satisfaction of the Resolution Condition and the Bank Consent Condition, require the consent of its shareholders or of any other person.

12.	Restrictions on business activities

12.1	The Seller undertakes that it will not and undertakes to procure that each member of the

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Seller’s Group will not do any of the following things without the consent of the Purchaser:

(H)
within 36 months after the Completion Date, be engaged or directly interested in manufacturing and selling jelly, jelly crystals, jelly desserts, peanut butter, honey, chocolate spread, marmalade and apple sauce within the United Kingdom;

PROVIDED THAT:

(1)	this sub-clause shall not prevent or restrict the Seller or any member of the Seller’s Group performing its obligations under this Agreement or the other Transaction Documents;

(2)
this sub-clause shall not prevent the Seller or any member of the Seller’s Group from manufacturing or selling any product in which jelly, jelly crystals, peanut butter, honey, chocolate spread, marmalade or apple sauce is an ingredient or component;

(3)
this sub-clause shall not prevent the Seller or any member of the Seller’s Group from manufacturing or selling (i) McDougalls branded jelly crystals products to the cash and carry sector or (ii) jelly crystals products to any food service or business-to-business customer;

(4)
this sub-clause shall not prevent the holding of shares in a listed company for investment purposes only where the Seller does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 5 per cent. of the votes which could normally be cast at a general meeting of the company; and

(5)
there shall not be a breach of the above provisions if the Seller or any member of the Seller’s Group shall acquire any entity, business or undertaking which carries on a business which competes with the Business at the date of Completion if such business comprises less than 10 per cent. of the turnover of such entity, business or undertaking acquired from time to time;

(I)
within 36 months after Completion, solicit the custom of any person to whom goods or services have been sold, in relation to goods or services sold to any person by the Seller in the course of the Business within the United Kingdom during the six months before Completion, in each case only to the extent that such solicitation is in respect of similar goods or services and is within the United Kingdom;

(J)
within 36 months after Completion, solicit or entice away from the employment of the Purchaser any Listed Employee, except for those who respond to a public advertisement or a bona fide general recruitment campaign not specifically directed at any Listed Employee, or those who are approached when they are no longer employed in relation to the Business; nor

(K)	within 36 months after Completion:

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(v)	use or procure or cause or (so far as it is reasonably able to do so) permit the use of any Restricted Name; or

(vi)	do or say anything which is (a) intended to damage the goodwill or reputation of the Business; or (b) intended to lead any person to cease to do business in respect of the Business with the Company.

12.2
Each undertaking contained in this clause 12 (Restrictions on business activities) shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

12.3
Nothing in sub-clauses 12.1(A) or 12.1(B) shall prevent or restrict in any way the Seller or any other member of the Seller’s Group from carrying on anywhere in the world their present business or businesses (other than the Business) or any businesses that are acquired without breach of sub-clause 12.1(A).

12.4
The Purchaser undertakes that it will not (and undertakes to procure that each member of the Purchaser’s Group will not), without the consent of the Seller, within 36 months after Completion solicit or entice away:

(G)	any Insider List Employee; or

(H)	any person who is engaged in providing IT services or support in connection with the Transitional Services,
(excluding, for the avoidance of doubt, the Listed Employees) from the employment of the Seller’s Group, except for those who respond to a public advertisement or a bona fide general recruitment campaign not specifically directed at any such employees or those who are approached when they are no longer employed by the Seller’s Group.

13.	Remedies and waivers

13.1	No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect such right, power or remedy; or

(B)	operate as a waiver thereof.

13.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3
Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.	Assignment and substitution

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14.1
Unless otherwise expressly stated in this Agreement, neither the Purchaser nor the Purchaser’s Guarantor shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Transaction Documents (together with any causes of action arising in connection with any of them).

14.2
Unless otherwise expressly stated in this Agreement, neither the Purchaser nor the Purchaser’s Guarantor shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Transaction Documents.

14.3
Unless otherwise expressly stated in this Agreement, neither the Purchaser nor the Purchaser’s Guarantor shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or the other Transaction Documents.

14.4	The Purchaser may, at any time and on more than one occasion, assign, charge, declare any trust over or deal in any way with the benefit of this Agreement:

(A)
by way of security in favour of any financial institution(s), and its/their successors, assignees and transferees, which has or have agreed at any time to advance credit facilities to the Purchaser or any member of the Purchaser's Group, and/or to their respective agents or trustees from time to time;

(B)	pursuant to or in accordance with such security; and

(C)
to any member of the Purchaser's Group, provided that if such assignee pursuant to this sub-clause 14.4(C) subsequently ceases to be a member of the Purchaser's Group, the Purchaser shall procure that prior to its ceasing to be a member of the Purchaser's Group such assignee reassigns so much of the rights and benefits under this Agreement as have been assigned to it to the Purchaser or (upon giving further written notice to the Seller) to another member of the Purchaser's Group,

(each such person being a “Permitted Assignee”) in each case provided that such assignee shall be entitled to any payment under this Agreement only to the same extent as the Purchaser would have been if the assignment, charge or declaration of trust had not occurred.

14.5
The Parties agree that, at any time during the period from (but excluding) the date of the general meeting referred to in sub-clause 3.2(A)(ii) until (and including) the day immediately preceding the Completion Date, the Purchaser’s Guarantor may elect (by giving notice in writing to the Seller and the Seller’s Parent) to appoint another person to act as a Substitute Purchaser in place of the Purchaser. In the event of such an election being made, the Partiers agree to promptly enter into a deed of substitution in the form set out in Schedule 9 (Deed of Substitution).

14.6	No person may act as a Substitute Purchaser unless, at the time of substitution, it is a direct, or indirect, wholly-owned subsidiary of the Purchaser’s Guarantor.

14.7	The Purchaser may only disclose in confidence to a proposed Permitted Assignee

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information in its possession relating to this Agreement or the sale of the Shares.

14.8	This Agreement shall be binding on and ensure for the benefit of the successors and permitted assignees of each of the Parties.

15.	Further assurance
Insofar as it is able to do so after Completion, each of the Seller and the Purchaser shall, on being required to do so by the other, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Seller or the Purchaser (as the case may be) may reasonably consider necessary for vesting the Shares and the right of repayment of the Business Consideration Debt in the Purchaser in accordance with the terms of this Agreement and to give full effect to the Transaction Documents.

16.	Entire agreement

16.1
The Transaction Documents constitute the whole and only agreement between the Parties relating to the sale and purchase of the Shares and the assignment of the Business Consideration Debt. In entering into the Transaction Documents, each Party acknowledges that it is not relying upon any Pre-Contractual Statement which is not expressly set out in them.

16.2
Except in the case of fraud, no Party shall have any right of action against any other Party arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in the Transaction Documents.

16.3
For the purposes of this clause 16 (Entire agreement), “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement.

16.4	This Agreement may only be varied in writing signed by each of the Parties.

17.	Notices

17.1	A notice under this Agreement shall only be effective if it is in writing. Facsimiles are permitted. Emails are not permitted, save as provided for in sub-clause 6.11.

17.2	Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:

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Party and title of individual	Address	Facsimile no.
Premier Foods Group Limited Attention: The Company Secretary	Premier House Centrium Business Park Griffiths Way St. Albans Hertfordshire AL1 2RE	+44 (0)1727815980
Premier Foods plc Attention: The Company Secretary	Premier House Centrium Business Park Griffiths Way St. Albans Hertfordshire AL1 2RE	+44 (0)1727815980
The Hain Celestial Group, Inc. Attention: General Counsel	58 South Service Road, Melville, NY 11747-2342	+1 631 730 2259
The Hain Celestial Group, Inc. Attention: General Counsel	58 South Service Road Melville, NY 11747-2342	+1 631 730 2259
provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 17 (Notices).

17.3	Save as provided for in sub-clause 6.11, any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(C)	if delivered personally or by courier, on delivery; and

(D)	if sent by first class post, two clear Business Days after the date of posting; and

(E)	if sent by facsimile, at the time of transmission in legible form.

17.4
Save as provided for in sub-clause 6.11, any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

18.	Announcements

18.1
Subject to sub-clause 18.2, no announcement concerning the sale of the Shares, the assignment of the Business Consideration Debt or any ancillary matter shall be made by any Party without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

18.2	A Party may make an announcement concerning the sale of the Shares, the assignment of the Business Consideration Debt or any ancillary matter if required by:

(F)	law; or

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(G)	any securities exchange or regulatory or governmental body or any Tax Authority to which that Party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement.

18.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

19.	Confidentiality

19.1	Each Party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(H)	the provisions of this Agreement;

(I)	the negotiations relating to this Agreement; or

(J)	any other Party.

19.2	Notwithstanding the other provisions of this clause, a Party may disclose confidential information:

(D)	if and to the extent required by law or for the purpose of any judicial proceedings;

(E)
if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that Party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(F)	if and to the extent required to vest the full benefit of this Agreement in that Party;

(G)	to its professional advisers, auditors and bankers;

(H)	if and to the extent the information has come into the public domain through no fault of that Party; or

(I)	if and to the extent the other Parties have given prior written consent to the disclosure.
Any information to be disclosed pursuant to paragraphs (A), (B), or (C) shall be disclosed only after notice to the other Parties.

19.3	The restrictions contained in this clause 19 (Confidentiality) shall continue to apply after the termination of this Agreement without limit in time.

20.	Costs and expenses

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20.1
Except as otherwise stated in this Agreement or the other Transaction Documents, each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares, the assignment of the Business Consideration Debt and the preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and any other documents referred to in this Agreement.

20.2
Without prejudice to sub-clause 20.1, all stamp duty, stamp duty land tax, stamp duty reserve tax, transfer, registration and other similar taxes, duties and charges payable in connection with the agreement to transfer, and the sale and purchase of, the Shares and the Business Consideration Debt under this Agreement shall be paid by the Purchaser.

21.	Counterparts

21.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

21.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

22.	Invalidity
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

23.	Contracts (Rights of Third Parties) Act 1999

23.1
Save as set out in clause 23.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

23.2	Subject to any limitations of liability set out (or incorporated by reference) in this Agreement, the Company may enforce sub-clause 8.2.

23.3	The parties to this Agreement may, without the consent of the Company, rescind or vary this Agreement in such a way as to extinguish or alter the benefits or rights conferred by this clause 23.

24.	Choice of governing law
This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

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25.	Jurisdiction

25.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

25.2
Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

25.3	Each Party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

26.	Language
Each notice or other communication given, delivered or made under or in connection with this Agreement shall be in English.

Schedule 1
(Completion arrangements)
Part A (Seller’s obligations)
At Completion, the Seller shall:
1.    deliver to the Purchaser or the Purchaser’s Solicitors:

(A)
a duly executed transfer in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and a share certificate for the Shares in the name of the relevant transferor and any power of attorney under which any transfer is executed on behalf of the Seller or any nominee;

(B)	any such waiver or consent as is necessary to enable the Purchaser or its nominee to be registered as a holder of the Shares;

(C)	a counterpart of the Deed of Debt Assignment duly executed by the Company and the Seller;

(C)
an English law deed of release and an Irish law deed of release, each duly executed by the chargee of any charge subsisting over the Business Assets, the Business Consideration Debt and the Shares; and

(D)	a power of attorney in the agreed form from the Seller to allow the Purchaser or any nominee to vote in respect of the Shares;

2.	deliver to the Purchaser or the Purchaser’s Solicitors a Tax Covenant in the agreed form duly executed by the Seller and an election pursuant to section 792 Corporation Tax Act

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2009 under which any chargeable realisation gain or loss which might accrue to the Company in respect of any asset acquired by (or transferred to) the Company on or before Completion is instead treated as accruing to a member or members of the Seller’s Group (other than the Company), such election to be in a form agreed between the parties prior to Completion and to be duly executed by the relevant member or members of the Seller’s Group;

3.	deliver or make available (as appropriate) to the Purchaser or the Purchaser’s Solicitors:

(A)	the statutory books (which shall be written up to but not including the Completion Date) and the certificate of incorporation (and any certificate of incorporation on change of name) of the Company;

(B)	the title deeds relating to the Business Property unless the Business Property is charged and title deeds to it are held by the chargee;

(C)
a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and any other relevant documents referred to in this Agreement initialled by the secretary or a director of the Seller for the purposes of authentication;

(D)
a copy of the minutes of a duly held meeting of the directors of the Seller’s Parent authorising the execution by the Seller’s Parent of each of the Transaction Documents to which it is a party initialled by the secretary or a director of the Seller’s Parent for the purposes of authentication; and

(E)	reliance letters in respect of the VDD Report and the WSP environmental due diligence report.

4.
procure the present directors and secretary (if any) of the Company (other than any director or secretary whom the Purchaser may wish should continue in office) to resign their offices as such, such resignations to be tendered at the board meetings referred to in paragraph 5 of this Schedule; and

5.    procure a board meeting of the Company to be held at which:

(A)
it shall be resolved that the transfers to take effect as at the Completion Date relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct, such appointments to take effect immediately after Completion; and

(C)
the resignations of the directors and secretary (if any) referred to in paragraph 4 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the Company an acknowledgement executed as a deed that he has no claim against the Company for breach of contract, compensation for loss of office,

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redundancy or unfair dismissal or on any other account whatsoever, and the Seller shall procure that a copy of the minutes of the duly held board meeting and a copy of the resignations and acknowledgements referred to are delivered to the Purchaser’s Solicitors.
Part B (Purchaser’s obligations)
1.    At Completion, the Purchaser shall:

(A)	subject to sub-clause 6.7, pay to the Seller’s Designated Account by way of telegraphic transfer (using the CHAPS system) the Completion Payment Amount;

(B)	deliver to the Seller’s Solicitors, duly executed by the Purchaser, a counterpart original of the Tax Covenant;

(C)	deliver to the Seller's Solicitors, duly executed by the Purchaser, a counterpart original of the Deed of Debt Assignment;

(D)
deliver to the Seller’s Solicitors a copy of the duly held minutes of a meeting of the directors of the Purchaser authorising the execution by the Purchaser of each of the Transaction Documents to which it is a party initialled by the secretary or a director of the Purchaser for the purposes of authentication;

(E)
deliver to the Seller’s Solicitors a copy of the duly held minutes of meeting of the directors of the Purchaser’s Guarantor authorising the execution by the Purchaser’s Guarantor of each of the Transaction Documents to which it is a party initialled by the secretary or a director of the Purchaser’s Guarantor for the purposes of authentication; and

(F)	if required pursuant to sub-clause 6.9 and subject to sub-clause 6.7, pay to the Seller’s Designated Account by way of telegraphic transfer (using the CHAPS system) the Cash Alternative Option Amount.
Schedule 2
(Warranties)
1.    Ownership of the Shares

1.1	Subject to the Security, the Seller is the sole beneficial owner of the Shares and has the right to exercise all rights over the Shares.

1.2
Subject to the Security, which will be released on Completion, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

1.3	The Shares have been validly issued and allotted and are fully paid up.

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1.4
There are no existing, pending or threatened disputes affecting the Shares or the Seller's ownership or entitlement to dispose of any of them. So far as the Seller is aware, there are no circumstances in existence which are likely to give rise to any such disputes.

2.    Share capital

2.1	The Shares constitute the entire issued share capital of the Company. The Shares have been properly allotted and are fully paid up.

2.2	Subject to the terms of the Business Purchase Agreement, no person has any right (whether contingent or otherwise) to require the Company:

(A)	to allot or grant rights to subscribe for any shares; or

(B)	to convert any existing securities into shares or issue securities that have rights to convert into shares.
and no person has claimed to be entitled to any of such things.
3.    Capacity of the Seller

3.1	The Seller has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

3.2
The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Transaction Documents will when delivered, constitute binding obligations of the Seller in accordance with their respective terms.

3.3	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Transaction Documents will not:

(A)	result in a material breach of any provision of the memorandum or articles of association of the Seller;

(B)	subject to the satisfaction of the Conditions, result in a material breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound; or

(C)	so far as the Seller is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound.

3.4
No member of the Seller's Group has made a claim of any nature against the Company. Save for claims which may arise in respect of any of the Transaction Documents and any documents entered into pursuant to any of them, there are no circumstances in existence which entitle or are likely to entitle any of the members of the Seller’s Group to make such a claim in respect of the period prior to Completion.

3.5	No insolvency event has occurred in relation to the Company, the Seller or the Seller's Parent. For the purposes of this warranty, an “insolvency event” shall be deemed to have

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occurred in respect of the relevant company if and only if: (i) the company is wound up; (ii) an administrator is appointed in respect of the company; (iii) a receiver is appointed over the assets of the company; or (iv) the company is generally unable to pay its debts as they fall due (but excluding any event arising from any bona fide commercial dispute or any non-payment of any immaterial amount by the relevant company).
4.    The Company
Prior to entering into the Business Purchase Agreement, other than a nominal amount of income (and any associated tax liability) which may have arisen, the Company had not traded and had no liabilities.

Schedule 3
(Conduct Pending Completion)
Part 1: Termination for Material Adverse Change
1.    Termination

1.1
If at any time between the date of this Agreement and Completion, a Material Adverse Change (as defined in paragraph 2) occurs, then the Purchaser may either proceed to Completion or elect to terminate this Agreement by giving notice in writing to the Seller.

1.2
If the Seller provides a notification to the Purchaser pursuant to paragraph 3 of this Schedule (a "MAC Notification") and the Purchaser does not elect to terminate this Agreement pursuant to sub-paragraph 1.1, then: (i) the Purchaser undertakes not to bring (and undertakes to procure that the Company and the members of the Purchaser’s Group do not bring) any claim against any member of the Seller’s Group (whether for breach of this Agreement or the Business Purchase Agreement or any other claim) in respect of the facts, matters or circumstances set out in the MAC Notification; and (ii) the Purchaser shall indemnify the Seller and the other members of the Seller’s Group on an after-Tax basis fully in respect of all losses, liabilities, damages, costs, claims and expenses arising from or in connection with any claim made in breach of sub-paragraph (i) above, provided always that nothing in this sub-paragraph shall prevent the Purchaser from bringing a claim in respect of, and nothing in this sub-paragraph shall require the Purchaser to indemnify the Seller in respect of:

(A)	any claim for breach of any Warranty given by the Seller as at the date of this Agreement;

(B)	any claim for breach of any Business Purchase Agreement Warranty given by the Seller as at the date of the Business Purchase Agreement; or

(C)	any claim by the Purchaser in respect of a breach of sub-clause 4.1 of this Agreement.
2.    Definition of Material Adverse Change

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2.1	For the purposes of this Schedule, “Material Adverse Change” means, in the period between the date of this Agreement and Completion:

(A)	the Business Property, or a substantial part of it, being destroyed or damaged to an extent that would be materially prejudicial to the operation of the Business (taken as a whole) as at Completion;

(B)
the withdrawal or termination of any consent, permit or licence where such withdrawal or termination prevents a product (or line of products) from being manufactured at the Business Property which causes or creates, or would (assuming the taking by the owner of the Business of all commercially reasonable actions to mitigate any loss suffered by it as a result) cause or create, a reduction in turnover of the Business greater than or equal to £35,000,000 in the 12 month period following such event as compared against the 12 month period immediately preceding the event;

(C)
the undertaking by the Business of a consumer product recall or withdrawal, or an event arises which is reasonably likely to result in the Business making or having to make the decision to do so, at a cost to the Business which is (or, as the case may be, is reasonably likely to be) greater than or equal to £35,000,000;

(D)
the termination of any customer contracts or written notification from customers of an intention to terminate contracts or cease purchasing products which, in aggregate, causes or creates, or would cause or create, a reduction in the turnover of the Business of more than £35,000,000 in the 12 month period following such event as compared against the 12 month period immediately preceding the event (provided that, for the purpose of calculating any actual or anticipated reduction in the turnover of the Business pursuant to this sub-paragraph, any actual or anticipated revenue of the Business which is attributable to any new customer contracts that are entered into between the date of this Agreement and Completion shall be taken into account and netted off against such reduction in the turnover of the Business);

(E)
a Key Trade Mark Registration is revoked, cancelled or otherwise rendered invalid or the Seller is ordered by court of competent jurisdiction to cease use of a Key Trade Mark Registration, in either case such that:

(i)
the name ROBERTSON’S cannot be used by the Business in relation to the manufacture, distribution and sale of any of the products as are marketed under such trade marks at the date of this Agreement in the United Kingdom or the Republic of Ireland; or

(ii)
the name HARTLEY'S cannot be used by the Business in relation to the manufacture, distribution and sale of any of the products as are marketed under such trade marks at the date of this Agreement in the United Kingdom or the Republic of Ireland; or

(iii)
the name SUN-PAT cannot be used by the Business in relation to the manufacture, distribution and sale of any of the products as are marketed under such trade marks at the date of this Agreement in the United

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Kingdom or the Republic of Ireland,
provided that the following events, circumstances, changes or effects shall not be taken into account in determining whether a Material Adverse Change has occurred:

(i)	those Disclosed in the Draft Business Purchase Agreement Disclosure Letter;

(ii)
those caused by any action or inaction of the Seller pursuant to or in accordance with: (a) this Agreement, the Business Purchase Agreement or any document entered into pursuant to either of them; (b) a written request or at the written direction of the Purchaser; or (c) the prior written consent of the Purchaser; or

(iii)	any expiry of any own-label contract in respect of Waitrose or Co-op or, following any such expiry, any non-renewal of such customer own-label contract.
2.2    For the purposes of this Schedule, “Key Trade Mark Registrations” means:

(A)	United Kingdom Intellectual Property Office registered trade mark 705870 for “ROBERTSON’S”;

(B)	Office for the Harmonisation of the Internal Market registered trade mark 002543502 for “ROBERTSON’S”;

(C)	United Kingdom Intellectual Property Office registered trade marks 1365393 for "HARTLEYS, HARTLEY'S and HARTLEY" and 918489 for "HARTLEY'S";

(D)	Office for the Harmonisation of the Internal Market registered trade mark 000134726 for “HARTLEY’S”;

(E)	Irish Patents Office registered trade mark 51878 for "HARTLEY'S";

(F)	United Kingdom Intellectual Property Office registered trade marks 646533 for "SUN-PAT", 713868 for "SUN-PAT", 780935 for "SUN-PAT" and 793230 for "SUN-PAT"; and

(G)	Irish Patents Office registered trade mark 64962 for "SUN-PAT".
3.    Notification of changes
Pending Completion, the Seller shall, as soon as reasonably practicable upon it becoming aware, notify the Purchaser in writing of any matter or thing which becomes known to it which would or is likely to give the Purchaser a right to terminate this Agreement pursuant to paragraph 1, such notice to contain, so far as is practicable, sufficient detail to enable the Purchaser to make a reasonable assessment of the situation and its actual and prospective effect on the Company.
Part 2: Pre-Completion restrictions
The acts referred to in sub-clause 4.1(B) are as follows:

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1.    Constitutional and administrative issues
1.1    Pass any resolution of its shareholders or any class of its shareholders.

1.2	Allot, issue or grant any option or right to subscribe for any shares or other securities convertible into shares.
1.3    Redeem any shares, purchase its own shares or reduce its share capital.
1.4    Declare, pay or make any dividend or other distribution.
1.5    Change its accounting reference date.

1.6
Amend the Business Purchase Agreement or waive any right or obligation pursuant to the Business Purchase Agreement or agree any items to be agreed between the Seller and the Company pursuant to the Business Purchase Agreement.

2.    Assets and Employees

2.1	Acquire or dispose of any shares or any other interest in any company or business.

2.2	Dispose of any asset with a book value in excess of £100,000.

2.3
Create, modify or terminate any Encumbrance over any of its assets, save for (i) Encumbrances connected to the Seller’s Parent’s finance facilities and (ii) Encumbrances created in the ordinary course of business. For the purposes of this sub-paragraph, “Encumbrance” shall have the meaning given to it in the Business Purchase Agreement.

2.4	Modify the terms on which it holds the Business Property.

2.5	Cancel or fail to renew any of its insurance policies in force at the date of this Agreement or knowingly do (or omit to do) anything to render any of such policies void or voidable.

2.6	Fail to renew any registration of any registered intellectual property owned by it.

2.7
Engage or (other than for serious misconduct) dismiss (or give notice of dismissal to) any employee earning a salary of not less than £60,000 per annum, save where an offer of employment has been made prior to the date of this Agreement and disclosed to the Purchaser.

2.8
Make material alterations to the terms and conditions of employment (including remuneration and benefits) of any of its directors, officers or employees, other than salary increases in the ordinary course and at normal market rates.

2.9	Establish or participate in, or contribute to, any pension scheme.
3.    Agreements
3.1    Incur any:

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3.1.1	capital expenditure on any individual item in excess of £200,000 or in excess of £500,000 in aggregate;

3.1.2
liabilities to any member of the Seller's Group other than: (i) trading liabilities incurred in the ordinary and usual course of its business; or (ii) liabilities incurred in connection with the Transaction Documents;

3.1.3	indebtedness in the nature of borrowings (except trade credit given in the ordinary and usual course of business); or

3.1.4	liabilities or obligations (actual or contingent) which are materially unusual, abnormal or onerous.
3.2    Enter into, amend or terminate any:

3.2.1	agreement or arrangement involving expenditure or liabilities in excess of £500,000 other than the Deed of Acknowledgement;

3.2.2	agreement or arrangement with any member of the Seller's Group other than: (i) in the ordinary and usual course of its business; or (ii) in connection with the Transaction Documents; or

3.2.3	agreement or arrangement which is materially unusual, abnormal or onerous, save where a draft form of the agreement or amendment of the agreement has been Disclosed to the Purchaser prior to the date of this Agreement and the final agreement is not materially different from the draft form so disclosed.

3.3	Give any guarantee or indemnity in relation to the obligations or liabilities of any other person.

3.4	Make any loan or grant any credit (except trade credit given in the ordinary and usual course of its business).

3.5	Commence any dispute or compromise, settle, release, discharge or compound any liability, demand or dispute, or waive any right in relation to them otherwise than in the ordinary course of business.
4.    Other

4.1	Agree, arrange or undertake to do any of the things prohibited by this Part 2 (whether conditionally or otherwise).
Schedule 4
(Stock Statement)
1.    Definitions
1.1    In this Schedule 4 (Stock Statement):

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“Business Finished Goods”
means any finished goods (i) which are produced or brought-in a “ready-for-sale” format as part of the Business and (ii) which are located at the Business Property or any of the distribution centres or warehouses in the Seller’s network;

“Corby FG SKUs List”
means the list of the SKUs of Business Finished Goods ordered (from highest to lowest) by number of units at the Corby Site as at the Record Date, such list to be provided by the Seller to the Purchaser at least one Business Day prior to Completion;

“Corby First FG Count SKUs”
means such of those SKUs from the top of the Corby FG SKUs List (but disregarding the Corby Selected SKUs) which are the minimum number required to comprise at least 10 per cent. of the units as at the Record Date of all of the SKUs on the Corby FG SKUs List;

“Corby Second FG Count SKUs”
means such of those SKUs from the top of the Corby FG SKUs List (but disregarding all of the Corby First FG Count SKUs and all of the Corby Selected SKUs) which are the minimum number required to comprise at least 5 per cent. of the units as at the Record Date of all of the SKUs on the Corby FG SKUs List;

“Corby Selected Locations”	means the 15 locations at the Corby Site selected from the Corby FG SKUs List by the Purchaser and notified to the Seller prior to the commencement of the Corby First FG Count;
“Corby Selected SKUs”	means the 15 SKUs (not being the Corby First FG Count SKUs) selected from the Corby FG SKUs List by the Purchaser and notified to the Seller prior to the commencement of the Corby First FG Count;
“Corby Site”	means the warehouse and distribution centre located in Corby, Northamptonshire which forms part of the Seller’s distribution network;
“Corby Top FG SKUs”	means the Corby First FG Count SKUs, the Corby Selected SKUs, the SKUs located at the Corby Selected Locations and the Corby Second FG Count SKUs;
“Engineering Stocks”	means any engineering spares and engineering consumables located at the Business Property;
“ES SKUs List”
means the list of the SKUs of Engineering Stocks ordered (from highest to lowest) by aggregate cost value as at the Record Date, such list to be provided by the Seller to the Purchaser at least one Business Day prior to Completion;

“First ES Count SKUs”
means such of those SKUs from the top of the ES SKUs List which are the minimum number required to comprise at least 5 per cent. of the aggregate cost value as at the Record Date of all of the SKUs on the ES SKUs List;

“Histon FG SKUs List”
means the list of the SKUs of Business Finished Goods ordered (from highest to lowest) by number of units as at the Business Property at the Record Date, such list to be provided by the Seller to the Purchaser at least one Business Day prior to Completion;

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“Histon First FG Count SKUs”
means such of those SKUs from the top of the Histon FG SKUs List which are the minimum number required to comprise at least 50 per cent. of the units as at the Record Date of all of the SKUs on the Histon FG SKUs List;

“Histon Second FG Count SKUs”
means such of those SKUs from the top of the Histon FG SKUs List (but excluding all of the Histon First FG Count SKUs) which are the minimum number required to comprise at least 5 per cent. of the units as at the Record Date of all of the SKUs on the Histon FG SKUs List;

“Histon Top FG SKUs”	means the Histon First FG Count SKUs and the Histon Second FG Count SKUs; and
“Inputs and WIP”	means any raw materials, packaging, engineering spares, engineering consumables and work-in-progress located at the Business Property or at ‘FT Shorts’ near Kings Lynn;
“Other Inputs and WIP”	means any Inputs and WIP which are not Engineering Stocks;
“Other Stock Locations”	means any of the distribution centres or warehouses in the Seller’s network, but excluding the Business Property and the Corby Site;
“Ready-for-Sale Business Finished Goods”	has the meaning given in Appendix 2 of this Schedule 4 (Stock Statement);
“Record Date”	means the Accounts End Date immediately preceding the Completion Date;
“Relevant Period”
means the period of three consecutive Accounting Periods comprising (i) if the Completion Date is an Accounts End Date, the Accounting Period ending on that Completion Date and the Accounting Periods ending of the two Accounts End Dates immediately preceding the Completion Date and (ii) if the Completion Date is not an Accounts End Date, the Accounting Periods ending on the three Accounts End Dates immediately preceding the Completion Date;

“Second ES Count SKUs”
means such of those SKUs from the top of the ES SKUs List (but excluding all of the First 10 ES SKUs) which are the minimum number required to comprise at least 5 per cent. of the aggregate cost value as at the Record Date of all of the SKUs on the ES SKUs List;

“SKU”	means stock-keeping unit;
“Top ES SKUs”	means the First ES Count SKUs and the Second ES Count SKUs; and
“WIP Prime Cost”
means the prime cost for each work-in-progress SKU (consisting of direct labour, direct materials and packaging costs), as determined by the Seller as at 1 January 2012, multiplied by the volume of the relevant work-in-progress identified in the Stock Count Record.

1.2	In this Schedule 4 (Stock Statement), the terms “Average Stock Value”, “Business Records”, “Business Stocks” and “VDD Report” have the respective meanings given to

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those terms in the Business Purchase Agreement.
2.    Stock Count
2.1    The Seller and the Purchaser shall procure that:
(A)    a physical stock-take of the Other Inputs and WIP at the Business Property and at ‘FT Shorts’ near Kings Lynn (the “Other Inputs and WIP Count”);
(B)    a verification exercise of the Seller’s records relating to the Engineering Stocks at the Business Property (the “Engineering Stocks Count”) in accordance with paragraph 4; and
(C)    verification exercises of the Seller’s records relating to the Business Finished Goods in accordance with paragraph 5 (the “Business Finished Goods Counts”),
(together the “Counts”) shall be carried out jointly by representatives of the Seller and the Purchaser on the Completion Date or, to the extent full physical stock counts are carried out under sub-paragraphs 4.4, 5.5 and/or 5.8, as soon as reasonably practicable thereafter, and that a record of the volumes of the Business Stocks (the “Stock Count Record”) shall be produced and initialled on behalf of the Seller and the Purchaser to confirm their agreement within 10 Business Days after the date that all of the Counts are completed.

2.2	The Counts shall count quantities of Business Stocks, but shall not be concerned with the valuation of the relevant Business Stocks.
2.3    The Seller and the Purchaser shall dedicate such resources as are required:
(A)     to ensure that at least one representative of the Seller and at least one representative of the Purchaser are available to form part of each count team at all of the relevant location(s) for the duration of each of the Counts; and
(B)    to ensure that the Counts are completed by 11:00 p.m. on the Completion Date (or, to the extent that sub-paragraphs 4.4, 5.5 and/or 5.8 apply, as soon as possible following the Completion Date).
3.    Other Inputs and WIP Count
The Other Inputs and WIP Count will be a full physical stock count of all Other Inputs and WIP at the Business Property and at ‘FT Shorts’ near Kings Lynn. The Other Inputs and WIP Count shall identify damaged or obsolete stock. The results of the Other Inputs and WIP Count shall be included in the Stock Count Record. Any raw materials or packaging which is stored with any third party suppliers shall be included in the Stock Count Record as recorded in the Seller’s computerised stock system.
4.    Engineering Stocks Count

4.1
The Engineering Stocks Count will be based on a “snapshot” print-off from the Seller’s computerised stock system, detailing the engineering spares and engineering consumables located at the Business Property on the date of Completion (the “ES Print-

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Off”). The ES Print-Off shall be provided to the Purchaser by the Seller on the Completion Date.

4.2
The Parties shall verify the accuracy of the ES Print-Off on the Completion Date by carrying out a physical stock count in respect of the First ES Count SKUs at the Business Property on the Completion Date (the “First ES Count”). If no inaccuracies or inaccuracies of 5 per cent. or less in the aggregate number of units of the First ES Count SKUs checked as part of the First ES Count are found between that reported on the ES Print-Off and that actually counted at the Business Property, then:

(A)    the ES Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Engineering Stocks (on a SKU by SKU basis) shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

4.3
If, arising out of the First ES Count, inaccuracies of more than 5 per cent. in the aggregate number of units of the First ES Count SKUs are found between that reported on the ES Print-Off and that actually counted at the Business Property, the Parties shall carry out a second physical stock count in respect of the Second ES Count SKUs at the Business Property on the Completion Date (the “Second ES Count”). If no inaccuracies or inaccuracies of 5 per cent. or less in the aggregate number of units of the Top ES SKUs checked under the First ES Count and the Second ES Count are found between that reported on the ES Print-Off and that actually counted at the Business Property, then:

(A)    the ES Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Engineering Stocks (on a SKU by SKU basis) shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

4.4
If, arising out of the Second ES Count, inaccuracies of more than 5 per cent. in the aggregate number of units of the Top ES SKUs checked under the First ES Count and the Second ES Count are found between that reported on the ES Print-Off and that actually counted at the Business Property, the Parties shall carry out a full physical stock count of the Engineering Stocks at the Business Property as soon as reasonably practicable but in any event within 10 Business Days after the Completion Date and the results of such full physical count (on a SKU by SKU basis), adjusted for stock movements since the Completion Date so as to indicate the level of stock as at 11:59 p.m. on the Completion Date, shall be included in the Stock Count Record.

5.    Business Finished Goods Counts

5.1
As soon as reasonably practicable following the receipt of written notice from the Purchaser requesting the same, the Seller will host a visit by representatives of the Purchaser to the Corby Site for the purpose of allowing the Purchaser’s representatives to familiarise themselves with the systems, processes and records of the perpetual inventory (PI) system at the Corby Site prior to the Completion Date.

5.2	The Business Finished Goods Counts will be based on a “snapshot” print-off from the

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Seller’s computerised stock system detailing the Business Finished Goods on the date of Completion at the Business Property (the “Histon FG Print-Off”) and a “snapshot” print-off from the Seller’s computerised stock system detailing the Business Finished Goods on the date of Completion at the Corby Site (the “Corby FG Print-Off”). The Histon FG Print-Off and the Corby FG Print-Off shall be provided to the Purchaser by the Seller on the Completion Date.
The Business Property

5.3
The Parties shall verify the accuracy of the Histon FG Print-Off in respect of the Business Finished Goods located at the Business Property by carrying out a physical stock count on the Completion Date in respect of the Histon First FG Count SKUs at the Business Property (the “Histon First FG Count”). If no inaccuracies or inaccuracies of one per cent. or less in the aggregate number of units of the Histon First FG Count SKUs checked as part of the Histon First FG Count are found between that reported on the Histon FG Print-Off and that actually counted at the Business Property, then:

(A)    the Histon FG Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Business Finished Goods (on a SKU by SKU basis) located at the Business Property shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

5.4
If, arising out of the Histon First FG Count, inaccuracies of more than one per cent. in the aggregate number of units of the Histon First FG Count SKUs are found between that reported on the Histon FG Print-Off and that actually counted at the Business Property, the Parties shall carry out a second physical stock count on or after the Completion Date in respect of the Histon Second FG Count SKUs at the Business Property (the “Histon Second FG Count”). If no inaccuracies or inaccuracies of one per cent. or less in the aggregate number of units of the Histon Top FG SKUs checked under the First FG Count and the Second FG Count are found between that reported on the Histon FG Print-Off and that actually counted at the Business Property, then:

(A)    the Histon FG Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Business Finished Goods (on a SKU by SKU basis) located at the Business Property shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

5.5
If, arising out of the Histon Second FG Count, inaccuracies of more than 1 per cent. in the aggregate number of units of the Histon Top FG SKUs checked under the Histon First FG Count and the Histon Second FG Count are found between that reported on the Histon FG Print-Off and that actually counted across at the Business Property, the Parties shall carry out a full physical stock count of the Business Finished Goods at the Business Property as soon as reasonably practicable but in any event within 10 Business Days after the Completion Date and the results of such full physical count (on a SKU by SKU basis), adjusted for stock movements since the Completion Date so as to indicate the level of stock as at 11:59 p.m. on the Completion Date, shall be included in the Stock Count Record.

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The Corby Site

5.6
The Parties shall verify the accuracy of the Corby FG Print-Off in respect of the Business Finished Goods located at the Corby Site by carrying out a physical stock count on the Completion Date in respect of: (i) the Corby First FG Count SKUs at the Corby Site; (ii) the Corby Selected SKUs at the Corby Site; and (iii) the SKUs of Business Finished Goods located at the Corby Selected Locations (the counts described in (i), (ii) and (iii) being together, the “Corby First FG Count”). If no inaccuracies or inaccuracies of one per cent. or less in the aggregate number of units of the SKUs checked as part of the Corby First FG Count are found between that reported on the Corby FG Print-Off and that actually counted at the Corby Site, then:

(A)    the Corby FG Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Business Finished Goods (on a SKU by SKU basis) located at the Corby Site shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

5.7
If, arising out of the Corby First FG Count, inaccuracies of more than one per cent. in the aggregate number of Business Finished Goods are found between that reported on the Corby FG Print-Off and that actually counted at the Corby Site during the First Corby FG Count, the Parties shall carry out a second physical stock count on or after the Completion Date in respect of the Corby Second FG Count SKUs at the Corby Site (the “Corby Second FG Count”). If no inaccuracies or inaccuracies of one per cent. or less in the aggregate number of units of the Corby Top FG SKUs checked under the Corby First FG Counts and the Corby Second FG Count are found between that reported on the Corby FG Print-Off and that actually counted at the Corby Site, then:

(A)    the Corby FG Print-Off shall be deemed to be entirely accurate; and
(B)    the number of units of Business Finished Goods (on a SKU by SKU basis) located at the Corby Site shall be extracted from a “snapshot” print-off from the Seller’s computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.

5.8
If, arising out of the Corby Second FG Count, inaccuracies of more than 1 per cent. in the aggregate number of units of the Corby Top FG SKUs checked under the Corby First FG Count and the Corby Second FG Count are found between that reported on the Corby FG Print-Off and that actually counted at the Corby Site, the Parties shall carry out a full physical stock count of the Business Finished Goods at the Corby Site as soon as reasonably practicable but in any event within 10 Business Days after the Completion Date and the results of such full physical count (on a SKU by SKU basis), adjusted for stock movements since the Completion Date so as to indicate the level of stock as at 11:59 p.m. on the Completion Date, shall be included in the Stock Count Record.

Other Stock Locations

5.9	The number of units of Business Finished Goods (on a SKU by SKU basis) located at the Other Stock Locations shall be extracted from a “snapshot” print-off from the Seller’s

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computerised stock system as at 11:59 p.m. on the Completion Date and included in the Stock Count Record.
6.    Stock Statement

6.1
The Seller shall procure the preparation of a stock statement in the form set out in Appendix 3 (Form of Stock Statement) of this Schedule, specifying the value of the Business Stocks (the “Actual Stock Value”) as determined pursuant to sub-paragraph 6.2 of this Schedule 4 (Stock Statement) (the “Draft Stock Statement”). The Draft Stock Statement shall be delivered to the Purchaser by the Seller in accordance with clause 17 (Notices) as soon as reasonably practicable and in any event before 5.00 p.m. on the thirtieth Business Day after the date on which all of the Counts are completed.

6.2
The Stock Statement shall be prepared in accordance with the accounting policies, principles, practices, bases and methodologies set out in Appendix 1 (Accounting policies, principles, practices, bases and methodologies) and Appendix 2 (Specific accounting principles, practices and policies) of this Schedule 4 (Stock Statement).

6.3
The Purchaser shall provide (and shall procure the Company shall provide), without charge, such reasonable access to its personnel (who shall be instructed to give prompt information and explanations) and the Business Records as the Seller or the Seller’s advisers may reasonably request in connection with its preparation of the Draft Stock Statement.

6.4	Save in accordance with the provisions of sub-paragraph 8.2, no amendment shall be made to the Draft Stock Statement after its delivery to the Purchaser in accordance with sub-paragraph 6.1.
7.    Dispute procedure

7.1
The Purchaser may dispute the Draft Stock Statement by notice in writing (in this paragraph, the “Notice”) delivered to the Seller in accordance with clause 17 (Notices) within 20 Business Days after receiving the Draft Stock Statement if it considers that it has not been prepared in accordance with this Schedule 4 (Stock Statement).

7.2
The Notice shall specify: (a) which items of the Draft Stock Statement are disputed; (b) the reasons why the Purchaser considers that the Draft Stock Statement has not been prepared in accordance with this Schedule 4 (Stock Statement) (in reasonable detail); and (c) workings quantifying the effect (to the extent practicable) that the Purchaser believes that the items in dispute have on the Actual Stock Value.

7.3
Only those items or amounts specified in the Notice shall be treated as being in dispute (the “Disputed Items”) and, unless otherwise agreed in writing between the Seller and the Purchaser, no amendment may be made by either the Seller or the Purchaser, or any Expert appointed pursuant to sub-paragraph 8.2(B), to any items or amounts which are not Disputed Items.

7.4
The Seller shall provide (without charge) such reasonable access to its personnel (who shall be instructed to give prompt information and explanations), business records, calculations and working papers as the Purchaser or the Purchaser’s advisers may reasonably request in connection with their review of the Draft Stock Statement.

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8.    Agreement of Stock Statement

8.1	If the Purchaser does not serve a Notice in accordance with sub-paragraph 7.1, the Draft Stock Statement shall constitute the Stock Statement.

8.2	If the Purchaser does serve a Notice in accordance with sub-paragraph 7.1, the Seller and the Purchaser shall use their reasonable endeavours to resolve the Disputed Items and either:
(A)    if the Seller and the Purchaser reach agreement on the Disputed Items within 20 Business Days after the Notice being served (or such longer period as the Seller and the Purchaser may agree in writing), the Draft Stock Statement shall be amended to reflect such agreement and shall then constitute the Stock Statement; or
(B)    if the Seller and the Purchaser do not reach agreement in accordance with sub-paragraph 8.2(A), the Seller or the Purchaser may refer those Disputed Items in respect of which the Seller and the Purchaser do not reach agreement in accordance with sub-paragraph 8.2(A) to such individual at an independent firm of chartered accountants of international repute in England as the Seller and the Purchaser may agree or, in the absence of such agreement within 10 Business Days after expiry of the period described in sub-paragraph 8.2(A), to such independent firm of chartered accountants of international repute in England as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Purchaser, nominate (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify the Seller and the Purchaser of its decision within 20 Business Days after receiving the reference or such longer reasonable period as the Expert may determine.

8.3
Each Party shall bear its own costs with respect to the Counts, the preparation and review of the Draft Stock Statement and the finalisation of the Stock Statement, provided that the costs of the Expert shall be borne by the Seller and the Purchaser as set out in sub-paragraph 8.4(C).

8.4    In any reference to the Expert in accordance with sub-paragraph 8.2(B):
(A)    the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the accounting principles, practices, policies, methodology and categorisations set out in Appendix 1 (Accounting policies, principles, practices, bases and methodologies) and Appendix 2 (Specific accounting principles, practices and policies) of Schedule 4 (Stock Statement);
(B)    the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties and the Stock Statement shall be the Draft Stock Statement amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert;
(C)    the costs of the Expert shall be paid by the Seller and the Purchaser equally or as otherwise determined by the Expert; and

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(D)    each of the Seller and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:
(i)    by their respective advisers;
(ii)    in the case of the Purchaser, the Business Records and personnel of the Purchaser and the Company; and
(iii)    in the case of the Seller, the business records and personnel of the Seller.

8.5	Following agreement or determination of the Stock Statement, the Actual Stock Value shall be determined by reference to the Stock Statement.
9.    Adjustment of consideration

9.1
If the Actual Stock Value is less than or greater than the Average Stock Value (such amount being the “Stock Value Shortfall” or the “Stock Value Excess”, respectively), then the Seller shall pay to the Purchaser an amount equal to the Stock Value Shortfall or, as the case may be, the Purchaser shall pay to the Seller an amount equal to the Stock Value Excess, such amount to be paid within five Business Days after the agreement or determination of the Stock Statement, together with interest at the Sterling base rate of Barclays Bank PLC from time to time for the period from (and including) the Completion Date to (but excluding) the date of actual payment.

10.    General

10.1
All payments to be made under this Schedule 4 (Stock Statement) shall be made in immediately available funds in pounds sterling without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law) by telegraphic transfer to the account of the Purchaser or, as the case may be, the Seller notified in advance to the Party making the payment by the Party receiving the payment.

10.2
So far as possible, any payment made by the Seller or, as the case may be, by the Purchaser pursuant to sub-paragraph 10.1 shall take effect as an alteration to the consideration for the sale of the Shares.

Appendix 1 (Accounting policies, principles, practices, bases and methodologies)
The Stock Statement shall:

1.	be prepared using the specific accounting principles, practices and policies set out in Appendix 2 (Specific accounting principles, practices and policies) of this Schedule;

2.	to the extent not covered by paragraph 1 above, be prepared using the accounting principles, practices and policies that were used in the preparation of the VDD Report; and

3.	to the extent not covered by paragraphs 1 and 2 above, be prepared under IFRS in force

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and applicable at the Completion Date.
To the extent of any conflict between the accounting principles, practices and policies set out in paragraphs 1, 2 and 3 above, the provisions in paragraph 1 shall prevail over those in paragraphs 2 and 3 and those in paragraph 2 shall prevail over those in paragraph 3.
Appendix 2 (Specific accounting principles, practices and policies)

(A)	The Stock Statement shall be drawn up as at 11:59 p.m. on the Completion Date. Accordingly, all transactions and management decisions made before such time shall be reflected therein.

(B)
The Stock Statement shall be expressed in £/GBP. Any balances denominated in foreign currencies shall be translated into £/GBP at the spot rate as published in the European edition of the Financial Times for the conversion of the relevant currency into sterling on the last Business Day before the Completion Date.

(C)    No item shall be included more than once in the Stock Statement.

(D)	The Business Finished Goods (excluding any Business Finished Goods covered by sub-paragraph (E) below) included in the Stock Count Record shall be valued as follows:

(i)
The “Prime Cost” for each SKU will be calculated by multiplying the number of units of that SKU (as set out in the Stock Count Record) by the prime cost per unit of that SKU as set by the Seller at the beginning of 2012.

(ii)	The “Business Finished Goods Prime Cost” will be calculated as the sum of the Prime Costs for each SKU of the Business Finished Goods.

(iii)
The “Stock Tonnage” for each SKU will be calculated by multiplying the number of units of that SKU (as set out in the Stock Count Record) by the weight per unit of the SKU (as extracted from the Seller’s records).

(iv)	The “Business Finished Goods Stock Tonnage” will be calculated as the sum of the Stock Tonnages for each SKU of the Business Finished Goods.

(v)
The “Purchase Price Variance” will be calculated against 2012 prime costs for the Relevant Period in respect of the Business Property in accordance with the Seller’s normal accounting practices. The Purchase Price Variance will include material price variance, foreign exchange and hedging, purchasing costs, preferred supplier payments and supplier rebates for the Relevant Period in respect of the Business Property.

(vi)
The “PPV per Tonne” will be calculated by dividing the Purchase Price Variance by the aggregate finished goods production in tonnes for the Business Property during the Relevant Period. The aggregate finished goods production in tonnes for the Business Property for the Relevant Period will be extracted from the Seller’s production records.

(vii)	The “PPV Cost” will be calculated by multiplying the PPV per Tonne by the Business

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Finished Goods Stock Tonnage.

(viii)	The “Business Finished Goods Primary Distribution Cost” will be calculated by multiplying the Business Finished Goods Stock Tonnage by a rate of £9.89 per tonne.

(ix)
The “Other Overheads in Stock” will be calculated against 2012 prime costs for the Relevant Period in respect of the Business Property in accordance with the Seller’s normal accounting practices and will include factory variances, business variances, manufacturing overheads, depreciation, site specific selling, general and administrative expenses in respect of the Business Property.

(x)
The “OOIS per Tonne” will be calculated by dividing the Other Overheads in Stock by the aggregate finished goods production in tonnes for the Business Property during the Relevant Period. The aggregate finished goods production in tonnes for the Business Property for the Relevant Period will be extracted from the Seller’s production records.

(xi)	The “OOIS Cost” will be calculated by multiplying the OOIS per Tonne by the Business Finished Goods Stock Tonnage.

(xii)	The total value of the Business Finished Goods will be the sum of the Business Finished Goods Prime Cost, the PPV Cost, the Business Finished Goods Primary Distribution Cost and the OOIS Cost.

(E)
Any Business Finished Goods included in the Stock Count Record which are bought in by the Business in a “ready-for-sale” format (the “Ready-for-Sale Business Finished Goods”) shall be valued at the then current price agreed with the supplier as at the Completion Date together with any transport and other third party costs incurred by the Seller in respect of such goods.

(F)
The provisions relating to Business Finished Goods shall be calculated in accordance with the Seller’s normal year end stock valuation policy as applied at 11:59 p.m. on the Completion Date and will include:

(i)    BBE (“Best Before End”) provision;
(ii)    stock status provision;
(iii)    stock held provision;
(iv)    O/S disposal requests provision; and
(v)    NRV (“Net Realisable Value”) provision.

(G)	The work-in-progress included in the Stock Count Record shall be valued at WIP Prime Cost.

(H)	The raw materials and packaging stocks included in the Stock Count Record shall be valued at prime cost.

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(I)	The raw materials and packaging stock provisions shall be calculated in accordance with the Seller’s normal year end stock valuation policy as applied at 11:59 p.m. on the Completion Date.

(J)	The Engineering Stocks included in the Stock Count Record shall be valued at cost.
(K)    The Engineering Stocks provision shall be calculated to include any obsolete items.

(L)	In respect of conditions existing at the Completion Date, no account shall be taken of post balance sheet events or information becoming available after the Completion Date.
Appendix 3 (Form of Stock Statement)

Business Stocks by type	£	£
Business Finished Goods
Business Finished Goods Prime Cost	X
PPV Cost	X
Business Finished Goods Primary Distribution Cost	X
OOIS Cost	X
TOTAL for Business Finished Goods		X
Ready-for-Sale Business Finished Goods		X
Other Inputs and WIP
Raw materials	X
Packaging	X
Work-in-progress	X
TOTAL for Other Inputs and WIP		X
Engineering Stocks		X
Gross value of Business Stocks		XX
Provisions
Business Finished Goods – BBE @ Prime		Y
Business Finished Goods – Stock Status		Y
Business Finished Goods – Stock Held		Y
Business Finished Goods – O/S Disposal		Y
Business Finished Goods – NRV		Y
Raw materials provision		Y
Packaging provision		Y
Engineering Stocks provision		Y
Total provisions		YY

Schedule 5
(Transitional Services)
1.    Transitional Service Standards

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1.1
In consideration of the Purchaser agreeing to pay the charges specified in the Schedule of Charges to Attachment 1-A, the Seller agrees to provide (or procure the provision of) each of the Transitional Services to the Purchaser (or, if requested by the Purchaser, to or for the benefit of the Company) for the period and in accordance with the service descriptions and service levels set out in Attachment 1-A to this Schedule 5 (Transitional Services) and to at least the same volume and standard as such services were provided during the Comparison Period (or, if not provided during the Comparison Period, using reasonable care and skill) having regard to changes necessary as a result of the sale of the Business and to any exclusions and conditions set out in Attachment 1-A.

1.2
Without prejudice to any other provisions of this Agreement, the Seller agrees to provide (or procure the provision of) any services in good faith diligently and with reasonable care and skill ,to at least the same volume and standard as such services were provided during the Comparison Period (or, if not provided during the Comparison Period, using reasonable care and skill), having regard to changes necessary as a result of the sale of the Business and to any exclusions and conditions set out in Attachment 1-A, which satisfy all the conditions set out in sub-paragraphs 1.2(A) to (E) (“Additional Services”), being services which:

(A)    are not specified in Attachment 1-A but which have been provided by the Seller (or any member of the Seller's Group) to the Business during the Comparison Period;
(B)    are reasonably required by the Purchaser;
(C)    the provision of which has been requested in writing within the period of three months following the Completion Date;
(D)    the Seller is, at the time of such request, providing to other members of the Seller's Group and is technically and operationally able to provide to the Purchaser without causing any detriment to the ongoing operation of the Seller's retained business; and
(E)    which have not been explicitly excluded from the Transitional Services in Attachment 1-A.

1.3	Additional Services shall be requested and considered in accordance with the change control procedures set out in paragraph 6 below.

1.4
Without limiting the generality of sub-paragraph 1.1 above, the Seller shall not discriminate against or assign lower priority to the Purchaser in the provision of the Transitional Services as compared against employees of the Seller or other members of the Seller's Group who use the same services.

1.5
Notwithstanding sub-paragraph 1.1 above, the Seller shall perform the Transitional Services in compliance with, and subject to, all applicable laws, enactments, orders, regulations and other similar instruments.

1.6	Each Party shall comply with any obligation undertaken by it in Attachment 1-A.

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1.7	The Seller shall notify the Purchaser in writing and discuss with the Purchaser before the Seller (or any member of the Seller's Group) removes or replaces the Seller’s Transitional Services Manager.

1.8	Without prejudice to any other rights or remedies under this Agreement, if the Seller fails to meet any service level under this Agreement in respect of any Transitional Service for a period of:
(A)    18 hours, in relation to any distribution service (including those services set out in service number 4 (Customer Service and Logistics) or service number 5 (Finance) of Attachment 1-A) or IT service (including those services set out in service number 6 (IT) of Attachment 1-A); or
(B)    seven days, in relation to any other Transitional Service, and the Purchaser, acting reasonably, believes that such failure has had a material adverse impact on the Business, the Purchaser and/or the Company shall be entitled to engage a third party to provide a service equivalent to such Transitional Service for the period of time for which, in the reasonable opinion of the Purchaser, the relevant service level would not otherwise be met under this Agreement. In such event, the Seller will reimburse the Purchaser for the difference between: (a) any reasonable amounts paid by the Purchaser to the relevant third party for the provision of such equivalent service; and (b) the amount which would have been payable by the Purchaser to the Seller had the Seller provided such service.

1.9
If the Seller proposes to undertake any repair, upgrade, maintenance work or other activity which is likely to interrupt or reduce the functionality of any Transitional Service, then the Seller shall give the Purchaser reasonable prior notice of the proposal, allow the Purchaser a reasonable period of time in which to make representations to the Seller and consider such representations (acting reasonably) before undertaking the proposal. In implementing any such proposal, the Seller shall use reasonable endeavours to minimise the disruption to the Business.

2.	Transitional Service Charges and Invoicing

2.1
In consideration of the Seller providing the Transitional Services, the Purchaser shall pay the Seller the charges for the Transitional Services set out in Attachment 1-A. For the avoidance of doubt, the cost set out at Attachment 1-A for the provision of each Transitional Service does not include any amount in respect of VAT that may be chargeable thereon. To the extent that the provision of any Transitional Service is a supply on which VAT is chargeable, sub-clause 3.3 of the Business Purchase Agreement shall apply mutatis mutandis.

2.2
The Seller has made the Purchaser aware of all material third party costs in relation to the Transitional Services of which it is aware having made all reasonable and diligent enquiries and such costs are contained within the Schedule of Charges. The Seller shall use reasonable endeavours to provide the Transitional Services without incurring third party costs other than those: (i) expressly provided for in this Agreement or the Schedule of Charges; or (ii) otherwise agreed in writing by the Parties but in the event that third party costs (other than those: (i) expressly provided for in this Agreement; or (ii) otherwise agreed

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in writing by the Parties) are to be incurred in relation to the provision of the Transitional Services, the Purchaser shall elect either: (i) not to require the Seller to provide the relevant Transitional Service (in which case the Seller shall have no obligation to provide, and shall have no liability for any failure to provide such Transitional Service); or (ii) bear such third party costs equally with the Seller in relation to the provision of such Transitional Service.

2.3
Without prejudice to sub-paragraph 2.1 above, the Seller shall be responsible for any costs incurred by it in relation to the provision of electronic data relating to the Business from the Seller's IT and related systems in accordance with Attachment 1-A in order to facilitate the termination of any Transitional Service. Such data shall be provided to the Purchaser in the standard output format of the relevant system. For the avoidance of doubt, if the Purchaser requires the electronic data to be provided in another format, the Seller shall arrange for such reformatting at the Purchaser’s cost (such costs to be subject to the Purchaser's prior approval).

2.4	Unless specified otherwise in Attachment 1-A, in respect of the charges relating to Transitional Services, the Seller shall invoice the Purchaser on an Accounting Period basis in arrear.

2.5	Each invoice issued in respect of Transitional Services shall specify to a reasonable level of detail:
(A)    what each element of the charges on the invoice relates to, and how the sums have been calculated; and
(B)    the Taxes, disbursements or other expenses included within the invoice (and any relevant rates).

2.6
All undisputed invoices properly issued by the Seller in respect of the Transitional Services are payable in full by the Purchaser within 30 days of receipt of the invoice, in cleared funds to the bank account nominated in writing by the Seller. Where the Purchaser (acting reasonably and in good faith) disputes a particular Transitional Services invoice, it shall notify the Seller of the dispute as soon as is reasonably practicable following receipt of the invoice, and such dispute shall then be resolved in accordance with the procedure described in paragraph 11 below. Notwithstanding the dispute, the Purchaser shall make payments against any undisputed elements of the invoice within 30 days of receipt of the invoice. Upon resolution of the dispute, the Purchaser shall pay any sums agreed, pursuant to the procedure described in paragraph 11 below, to be payable by the Purchaser within 5 Business Days of such agreement.

2.7	Clause 19 (Default Interest) of the Business Purchase Agreement shall apply, mutatis mutandis, to invoices relating to Transitional Services.

2.8
Upon termination or expiry of a Transitional Service, the Seller shall invoice the Purchaser for all amounts due or payable to the Seller in respect of such Transitional Service which was provided in the period prior to termination and which have not yet been invoiced. Such invoice is to be paid in accordance with sub-paragraph 2.6 above.

3.	Consents

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3.1
The Seller shall use reasonable endeavours to obtain and maintain any consents licences, sub-licences or approvals necessary from third parties in order to provide the Transitional Services (“TSA Third Party Consents”) and the Seller confirms that it has no reason to believe that any such TSA Third Party Consents will not be obtained.

3.2
Save to the extent that any failure to obtain or maintain a TSA Third Party Consent is attributable to a failure or delay by the Seller to comply with its obligations under sub-paragraph 3.1 above (in which case any resulting costs shall be for the account of the Seller), the costs of obtaining and maintaining TSA Third Party Consents shall be taken into account in the charges for the Transitional Services and, if any costs and expenses are incurred in connection with obtaining or maintaining TSA Third Party Consents in addition to the costs so taken into account in the charges for the Transitional Services, including costs that may be incurred by any agent, contractor or sub-contractor of the Seller (a “Third Party Provider”), which are outside the ordinary course of business, or could not have been reasonably anticipated by Premier (having made all reasonable enquiries), at the date of this Agreement, the Seller and the Purchaser shall bear such third party costs equally, provided that:

(A)    the Seller shall at all times use reasonable endeavours to minimise such costs, using reasonable endeavours to negotiate with Third Party Providers to minimise or waive any such costs; and
(B)    prior to incurring any such cost with a Third Party Provider, the Seller shall seek the Purchaser’s written consent to such costs.

3.3
Save to the extent that any failure to obtain or maintain a TSA Third Party Consent is attributable to a failure or delay by the Seller to comply with its obligations under sub-paragraph 3.1 above, the Seller shall have no obligation to provide, and shall have no liability for any failure to provide or delay in providing, Transitional Services for which a TSA Third Party Consent is necessary but is not obtained or is refused, terminated or withdrawn.

4.	Transitional Service Information and Co-operation

4.1
The Seller and the Purchaser shall each (at its own cost) provide the other and the other’s contractors, agents and employees with such data, information, records and assistance as the other may reasonably request for the purpose of preparing for, performing or receiving any Transitional Services and shall, and shall procure that its contractors, agents and employees shall, comply with their respective obligations under all applicable laws in the provision or receiving of Transitional Services. For the avoidance of doubt, neither the Seller nor the Purchaser shall have a right to request information for the sole or primary purpose of validating the suitability or effectiveness of the other Party’s systems and procedures.

4.2	The Seller and the Purchaser shall each act reasonably and in good faith, and shall co-operate with each other as reasonably required for the provision or receipt of Transitional Services.

5.	TSA Project Management

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5.1	The Transitional Services shall be managed in accordance with this paragraph 5 and service number 9 (TSA Project Management) of Attachment 1-A.

5.2	The Parties agree to establish a joint TSA project team comprising the Seller’s TSA project team and the Purchaser’s TSA project team (the “TSA Project Team”) on the date of this Agreement.

5.3	The TSA Project Team shall be responsible for the development, agreement, implementation and oversight of the TSA Project Plan.

5.4	The Seller’s TSA project team will consist of Simon Gotham, Nigel Conquest and Paul Dutton, and the Purchaser shall appoint persons of equivalent level to the Purchaser’s TSA project team.

5.5
The TSA Project Team shall manage the TSA service interface between the Purchaser and the Seller (including cross-functional management of TSA work streams for sales, marketing, procurement, customer service and logistics, finance, information technology, technical and Premier analytical services (each service being set out in Attachment 1-A)).

5.6
The TSA Project Team shall, within 20 days of the date of this Agreement, meet to discuss the preparation of a draft TSA project plan (the “Draft TSA Project Plan”) setting out in reasonable detail a plan for the provision of the Transitional Services:

(A)    during the period between the date of this Agreement and the Completion Date (inclusive);
(B)    on the first day after the Completion Date; and
(C)    on an ongoing basis after the Completion Date,
and, following such meeting, the TSA Project Team shall draft the agreed TSA project plan (the “TSA Project Plan”).

5.7
The TSA Project Team shall, within 10 days of the Completion Date, meet to discuss the preparation of a separation plan for the Transitional Services (the “TSA Separation Plan”) which shall set out in reasonable detail:

(A)    a plan for the termination of the Transitional Services;
(B)    a plan for the actions required (if any) in respect of each of the Transitional Services to enable the Purchaser to carry out each of the Transitional Services on its own behalf by the expiry of each of the Transitional Services periods; and
(C)    a timeline for the migration of each element of the Transitional Services to the Purchaser.

5.8	The first draft of the TSA Separation Plan shall be prepared jointly by the TSA Project Team by no later than 60 days after the Completion Date.

5.9	Any changes to the TSA Project Plan and/or the TSA Separation Plan shall be agreed by

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the members of the TSA Project Team.

5.10	In respect of the Transitional Services, unless otherwise agreed between the Parties in writing, the TSA Project Team shall hold:
(A)    a primary meeting to discuss the Transitional Services (the agenda of which shall include communication between the Parties and the allocation of responsibilities between work streams);
(B)    steering committee meetings (the agenda of which shall include discussion of responsibilities between work streams);
(C)    Weekly meetings (using the deliverables set out in sub-paragraph 3.2(A) of Attachment 1-A);
(D)    daily calls both before and after key milestones (such key milestones to be agreed between the members of the TSA Project Team, acting reasonably); and
(E)    fortnightly conference calls during periods of normal service where there are no material issues in respect of the Transitional Services in the opinion of the members of the TSA Project Team, acting reasonably.

5.11	The TSA Project Team shall allocate responsibility for:
(A)    designing, implementing and monitoring joint plans between the Seller and the Purchaser for designing, testing, implementing and terminating Transitional Services; and
(B)    the tracking and completion of documentation relating to the provision of Transitional Services.

6.	Change Control

6.1
If either Party (the “Proposing Party”) wishes to propose (i) any reasonable modification to any Transitional Service or (ii) any Additional Services in accordance with sub-paragraph 1.2 above (a “Change”), it shall give written notice (a “Change Notice”) to the other Party specifying in as much detail as is reasonably practicable:

(A)    details of the proposed Change;
(B)    a proposed timetable for the implementation of the proposed Change;
(C)    details of the likely impact, if any, of the proposed Change on the Transitional Services and the underlying business; and
(D)    the cost implications of the proposed Change.

6.2
Neither Party shall unreasonably withhold or delay its agreement to a Change. As soon as reasonably practicable after a Change Notice is given, the Parties shall (acting reasonably and in good faith) seek to agree the scope, price, service levels, exclusions,

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conditions and linkages relating to such Change. Upon such agreement, the Parties shall sign an amended version of Attachment 1-A to reflect the matters agreed pursuant to this sub-paragraph 6.2. Neither Party will commence work in connection with any Change, and such Change shall not be deemed effective, until Attachment 1-A is so amended.

6.3	Each Party will bear its own costs with respect to the preparation and/or consideration of any Change Notice. The Proposing Party shall meet the costs of implementing any proposed Change.

6.4
If a Change is necessary to respond to an emergency, the affected Party shall notify the other of a need for an urgent Change and shall pay all reasonable costs of the other Party in respect of or arising from such urgent Change. The Party who is in a position to effect the Change shall use reasonable endeavours to make the Change taking into account all the commercial circumstances at the time. As soon as reasonably practicable thereafter, the Parties shall (acting reasonably and in good faith) seek to document the Change as an amendment to Attachment 1-A.

7.	Unauthorised Use

7.1
The Purchaser shall not, and shall procure that each member of the Purchaser’s Group and its and their respective officers, directors, employees, contractors, sub-contractors, agents and other representatives shall not, commit any Unauthorised Use, and neither the Seller nor the Purchaser shall suffer or permit any third party to commit any act of Unauthorised Use.

7.2
In the event of any breach of sub-paragraph 7.1 above (without prejudice to any other rights or remedies that the Seller may have), the Seller shall be entitled (without liability to the Purchaser) to do one or more of the following:

(A)    notify the Purchaser of the instance of Unauthorised Use, and request that the Purchaser prevents instances of such Unauthorised Use in future;
(B)    temporarily disable or suspend access to particular parts of the Information Technology systems to the user accounts of the users engaged in such Unauthorised Use;
(C)    temporarily disable or suspend access to all Information Technology systems to the user accounts of the users engaged in such Unauthorised Use; and/or
(D)    immediately suspend access to any affected Information Technology system until such time as the Seller is reasonably satisfied that the Unauthorised Use has ceased and will not recur.

7.3	In exercising its rights under sub-paragraph 7.2 above, the Seller shall act reasonably and proportionately, and shall have regard to:
(A)    the Purchaser's requirements to use particular Information Technology systems in order to receive and enjoy the benefit of the Transitional Services;
(B)    its own requirements to use particular Information Technology systems in order to

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provide the Transitional Services in compliance with its obligations under this Agreement; and
(C)    the general requirement under sub-paragraph 4.2 above.

8.	Relief from Liability
The Seller shall not be liable for any failure to provide, or for any delay in the provision of, or any failure to meet any service levels in respect of any of the Transitional Services if such failure or delay is caused, or to the extent such failure or delay is caused, by the Purchaser or any other member of the Purchaser’s Group or any of its or their respective officers, directors, employees, contractors, sub-contractors, agents or other representatives.

9.	Transitional Services Liability Limitations and Exclusions
The following provisions shall describe each Party's liability in respect of the Transitional Services and the other matters described in this Schedule 5 (Transitional Services) (including Attachment 1-A), but shall not affect either Party's liability in respect of matters described in any other clause of this Agreement:
(A)    Neither Party excludes or limits its liability: (i) for fraud or fraudulent concealment; or (ii) for death or personal injury caused by its negligence or that of its employees or agents; or (iii) to the extent that such exclusion or limitation of its liability is not permitted by law.
(B)    Subject to sub-paragraph 9(A) above neither Party shall be liable to the other or to any member of the Purchaser’s Group or the Seller’s Group (as appropriate) whether in contract, tort (including negligence and breach of statutory duty) or otherwise for any indirect or consequential loss or damage, or any punitive or exemplary damages, in each case to the extent that they arise in connection with the Transitional Services and the other matters described in this Schedule 5 (Transitional Services).
(C)    Subject to sub-paragraphs 9(A) and 9(B) above, the maximum liability of (i) the Seller and any member of the Seller’s Group to the Purchaser; and (ii) the Purchaser and any member of the Purchaser’s Group to the Seller, whether in contract, tort (including negligence and breach of statutory duty) or otherwise arising out of or in connection with the provision or receipt of a Transitional Service and matters related to it described in this Schedule 5 (Transitional Services), shall be the aggregate sum of (a) the fees actually paid in respect of the relevant Transitional Service in the six months prior to the date of the relevant claim; or (b) in the event of a claim in the first six months of the duration of the relevant Transitional Service sums not yet paid but which would be payable in accordance with paragraph 2 above if the relevant Transitional Service had subsisted for the full first six months of its duration, as specified in the Schedule of Charges at Attachment 1-A.

10.	Termination of Transitional Services

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10.1
Unless terminated earlier in accordance with the provisions of this Schedule 5 (Transitional Services): (i) each Rolling Service shall terminate at 11.59 p.m. on the first anniversary of the Completion Date; and (ii) each Fixed Term Service shall terminate on the “Fixed termination date” assigned to such Fixed Term Service in the Schedule of Charges in Attachment 1-A.

10.2
Subject to sub-paragraph 10.3, the Purchaser may terminate all or any of the Rolling Services without cause, by giving the period of notice specified in the Schedule of Charges in Attachment 1-A for the relevant Rolling Service, provided that such period of notice does not expire before the date which falls one calendar month after the Completion Date.

10.3
The Rolling Services set out in sections 4 (Customer Service and Logistics), 5 (Finance) with the exception of 5.1(C), 6 (IT) and 9 (Project Management) are linked and may not be terminated by the Purchaser pursuant to sub-paragraph 10.2 unless all of the aforementioned Rolling Services are terminated on the same date. However, the Seller agrees that the Purchaser may terminate sections 4 (Customer Service and Logistics) and 5 (Finance) sections 5.1(B), (D), (E), (F) and (G) (full service) if the parties have agreed to do so using a Change Notice (as described in paragraph 6 above).

10.4
The Seller may terminate all or any of the Transitional Services immediately by notice in writing to the Purchaser if the Purchaser (i) fails to pay the cost associated with the Transitional Services when due; or (ii) otherwise materially breaches the provisions of this Schedule 5 (Transitional Services) or Attachment 1-A and, in each case, such breach is not remedied within 30 days of receipt of written notice setting out reasonable details of the same.

10.5	Either Party may terminate all or any of the Transitional Services:
(A)    immediately with written notice to the other Party if the other Party commits a material breach of the provisions of this Schedule 5 (Transitional Services) or Attachment 1-A and, in each case, such breach is not remedied within 30 days of receipt of written notice setting out reasonable details of the same; or
(B)    immediately with written notice to the other Party if the other Party is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant Party under this Agreement) or compounds with or convenes a meeting of its creditors or has a receiver or manager or an administrator appointed of its assets or ceases for any reason to carry on business or takes or suffers any similar action which in the reasonable opinion of the Party giving notice means that the other may be unable to pay its debts.

10.6	Any termination of any Transitional Service shall be subject to sub-paragraph 2.6 above.

10.7
Without prejudice to sub-paragraph 1.1 above, the Seller agrees, following termination of any Transitional Service other than pursuant to sub-paragraph 10.4 above, to provide reasonable co-operation and reasonable assistance to the Purchaser (and the agents and contractors of the Purchaser and any third party supplying products or services to the

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Purchaser) in order to allow the Purchaser to obtain alternative provision of services equivalent to the Transitional Services, in place thereof, prior to the termination of that Transitional Service.

10.8
Save where termination occurs as a result of the Purchaser's right to terminate under sub-paragraph 10.5, any reasonable cost incurred by the Seller pursuant to sub-paragraph 10.7 above shall be borne by the Purchaser and included in the next invoice sent to the Purchaser following the cost having been incurred or a separate invoice in the event that no further invoices are due in respect of such Transitional Service.

11.	Transitional Services Disputes

11.1
If a dispute or difference arises between the Parties out of or in connection with any Transitional Service or other matter covered by this Schedule 5 (Transitional Services), the Parties shall seek to resolve such dispute or difference through the following procedure:

(A)    at the written request of either Party, the resolution of a dispute or difference shall be escalated for good faith consideration to the Seller’s Transitional Services Manager, on behalf of the Seller, and Robert Argyl, on behalf of the Purchaser (or their respective designees as notified to the other Party in writing); and
(B)    failing agreement by the persons named in sub-paragraph 11.1(A) above within 10 Business Days of such request for escalation to them, the resolution of a dispute or difference shall be escalated (at the written request of either Party) for good faith consideration to a member of the Seller’s Group Executive, on behalf of the Seller, and Jeremy Hudson, on behalf of the Purchaser (or their respective designees as notified to the other Party in writing); and
(C)    failing agreement by the persons in sub-paragraph 11.1(B) above within 10 Business Days of such written request, either party may initiate proceedings in accordance with clauses 24 (Choice of governing law) and 25 (Jurisdiction).

11.2
Nothing in sub-paragraph 11.1 above shall prevent any Party from initiating proceedings in accordance with clause 25 (Jurisdiction) without following the above procedure where that Party reasonably considers its interests would be materially prejudiced by the delay in time necessary to complete the above procedure.

12.	Force Majeure

12.1
“Force Majeure” means, in relation to a Party (the “Claiming Party”), any act of God, fire, flood, natural disaster, strike or industrial action, failure of energy supplies, act of government or state, war, terrorism, civil commotion, insurrection, embargo or any other event beyond its reasonable control.

12.2
The Claiming Party will not be in breach of this Agreement or otherwise liable to the other Party (the “Non-Claiming Party”) for a delay in performing or failure to perform any obligation (other than a payment obligation) under this Agreement, to the extent that it is prevented in performing that obligation by Force Majeure, provided that:

(A)    the Claiming Party notifies the Non-Claiming Party of the nature and extent of the

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circumstance(s) giving rise to such Force Majeure (including the affected Service(s)) as soon as is reasonably practicable following it becoming aware of the onset of such Force Majeure and the fact that it will cause such a delay or failure as aforesaid;
(B)    the Claiming Party continues to keep the Non-Claiming Party updated for the duration of the Force Majeure; and
(C)    the Claiming Party seeks to implement any suitable mitigation strategies or workarounds in order to continue to perform its obligations to the greatest extent reasonably possible notwithstanding the Force Majeure.

13.	Employee Exit Provision

13.1
In the event that any employee of any member of the Seller’s Group becomes or alleges that he has become by operation of the Regulations an employee of either (i) any member of the Purchaser’s Group or (ii) any person who from the end of the relevant Transitional Service provision provides the Transitional Services to the Purchaser by way of replacement of the Seller (a “Replacement Service Provider”), by virtue of his providing any Transitional Service and/or any of the other matters contemplated by this Agreement under this Agreement, then (subject to sub-paragraph 13.2 below) the relevant member of the Purchaser’s Group or any Replacement Service Provider may terminate the employment of such person (each such person being a “Redundant Employee”).

13.2
Prior to the relevant member of the Purchaser’s Group or Replacement Service Provider terminating the employment of any Redundant Employee, the Purchaser or any Replacement Service Provider shall give the Seller not less than 7 Business Days’ written notice of the proposed termination date (the “Termination Date”), in order to enable the Seller’s Group or, as the case may be, the Third Party Provider to:

(A)    offer that Redundant Employee employment under a new contract of employment to take effect immediately upon such Termination Date; and
(B)    ensure that the offer to be made will be such that none of the terms and conditions of the new contract will differ from the corresponding provisions of that Redundant Employee's contract immediately before the transfer or alleged transfer of employment to the Purchaser.

13.3	The Parties agree that any termination of the employment of a Redundant Employee shall be by reason of redundancy.

13.4
The Seller shall indemnify on an after-Tax basis the relevant member of the Purchaser’s Group or any Replacement Service Provider against any expenses, losses, fees, costs and/or liabilities arising out of: (i) the employment of a Redundant Employee which transfers pursuant to Regulation 4 of the Regulations and including any failure to comply with Regulation 13 of the Regulations; (ii) a Redundant Employee’s employment with the relevant member of the Purchaser’s Group or any Replacement Service Provider; and (iii) the termination of a Redundant Employee’s employment, provided that:

(A)    such termination takes place as soon as is reasonably practicable (subject to the

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Purchaser’s obligations under sub-paragraph 13.2 above) and in any event within one month after the date on which the Purchaser becomes aware the employee has transferred; and
(B)    the Purchaser complies with its obligations under sub-paragraph 13.2 above.

13.5
In the event that any member of the Purchaser’s Group engages a Redundant Employee within one month following the Termination Date of the Redundant Employee by any member of the Purchaser’s Group, the Purchaser shall repay to the Seller any amounts paid by the Seller to the Purchaser in respect of that Redundant Employee pursuant to sub-paragraph 13.4 above, together with interest at the Agreed Rate which shall accrue from the date on which such sums become due until payment.

Attachment 1-A

“Account Handover Meeting”
a meeting with participants from the customer, the Purchaser and Premier Foods to make introductions, review current sales plans (including Relevant Promotions) and discuss current material issues and opportunities;

“Accounting Period”	a period from an Accounting Period End Date (exclusive) until the day of the next Accounting Period End Date (inclusive);
“Accounting Period End Date”
means the periods ending on 28 July 2012, 25 August 2012, 29 September 2012, 27 October 2012, 24 November 2012, 31 December 2012, 2 February 2013, 2 March 2013, 30 March 2013, 27 April 2013, 25 May 2013, 29 June 2013, 27 July 2013, 24 August 2013, 28 September 2013, 26 October 2013, 23 November 2013, 31 December 2013, and any other accounting dates that represent the end of an equivalent monthly accounting period of Premier Foods whilst this Agreement is in force;

“Accounts Payable”	payment of monies due to creditors of the Business;
“Accounts Receivable”	production and issuing of customer invoices and collection of monies due to the Business;
“Analytical Testing”	chemical testing carried out on raw materials and finished products;
“B2B”	business-to-business;
“Brandbank”	the service used by Premier Foods to manage on-line retailer brand data/imagery in a portal for use by retail customers;
“Business as Usual” (also defined as “BAU”)	Premier Foods' current practices, processes and reporting during the Comparison Period as applied to the operation of the Business;
“Consumer Complaint Management”	the management of complaints from consumers about the quality of product they have purchased including non-complaint consumer contacts (e.g. questions about products such as where they are stocked);

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“Customer Bible”
a folder for each Key Customer that includes key account contacts, promotional schedules and calendars, branded range, own label range, latest performance, trading terms, current distribution by account (to the extent available) and issues and opportunities. This will also include a breakdown of the elements relevant to the Business within agreed/proposed joint business plans;

“Channel Bible”
a folder containing key account contacts and promotional schedules for each of the main sales channels other than retail, including food service, discounters, cash & carry, impulse, international, ROI and B2B. These channel bibles will contain separate information on customers other than Key Customers;

“Customer Care Provider”	Careline Services Limited or any replacement consumer care provider engaged by Premier Foods;
“Hamilton Grant System”	the name of the specification software used by Premier Foods;
“Intertek Foods”	the provider of an outsourced supplier audit service to Premier Foods or any replacement provider of such services engaged by Premier Foods;
“Key Customers”	means Sainsbury’s, Tesco, Morrisons, Asda, The Co-operative, Waitrose and Marks & Spencer (and “Key Customer” shall mean any one of them);
“KPI”	key performance indicator;
“Market Data (SIG)”	market research data/reports purchased from SIG for the calendar year 2012;
“Monthly”	once per Accounting Period unless stated otherwise;
“NPDs”	new product developments;
“PPV”	purchaser price variance;
“Premier Foods”	the Seller;
“Premier Foods’ Analytical Services” (so defined as “PAS”)	Premier Foods' analytical services conducted via central technical laboratories based at High Wycombe;
“Proof of Delivery” (so defined as “POD”)	a delivery note itemising goods delivered, which has been signed (or otherwise indicated to have been accepted) by the receiving warehouse;
“Reach”	the provider of an outsourced field sale force service to Premier Foods;
“Relevant Promotions”
product/brand support programmes and other promotional activities contained in the sales plans and which have been agreed between Premier Foods and existing customers and/or which have been approved by Premier Foods;

“ROI”	Republic of Ireland;
“Schedule of Charges”	the schedule of charges appearing at the end of this Attachment 1-A and which forms part of this Attachment 1-A;

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“SLA”	service level agreement; and
“Weekly”	once per seven day period commencing Sunday unless stated otherwise.

1.	SALES

1.1	Description of service

(A)	Sales Service (excluding ROI)

(i)	Commercial Plan

(a)
No later than two weeks prior to Completion, Premier Foods shall provide the Purchaser with a proposed, commercial plan for the rest of the calendar year, including gross revenue, net revenue, lump sums & agreements by month by customer (the "Commercial Plan"). The Purchaser's approval will be required prior to the implementation of any changes to the Commercial Plan after Completion save that no consent shall be required in respect of any activities already agreed with the Customer prior to Completion.

(ii)	Promotional Plan

(a)
No later than two weeks prior to Completion Premier Foods will provide a promotional plan for the Key Customers, which will include confirmation of promotional activities, type of off shelf activity proposed, proposed revenue/spend per activity ("Promotional Plan").

(B)	Sales Bibles and Handover

(i)
No later than two weeks prior to the Completion Date , Premier Foods will hold an introductory session for the Purchaser in respect of each Key Customer where Premier Foods will supply the Purchaser with a Customer Bible for each of the Key Customers and explain the contents to the Purchaser.

(ii)	There will then be channel bibles that contain information for key channel customers as follows:

(a)	Food Service - 3663, NHS, Brakes, Landmark, Today.

(b)	Impulse - Spar, Nisa, Dunnes (UK & NI), Musgraves (UK & NI), Booths.

(c)	Wholesale - Booker, Batley Bestway, landmark, Makro, Today.

(d)	Discounters - Iceland, Lidl, Aldi, Poundland.

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(e)	International - PF Inc (US business), Tree of Life, Bulk International, Manassen, Arvid Nordquist, Tudor Rose, Starbucks Manufacturing, Walmart Japan, Paolo Bonnici, France East West.

(f)	Republic of Ireland - Dunnes, Musgraves, Superquinn, ADM Londis, Stonehouse, BWG Spar.

(iii)
No later than two weeks prior to the Completion Date , Premier Foods will hold an introductory session where Premier Foods will supply the Purchaser with a Channel Bible for each of food service, discounters, cash & carry, impulse, international, ROI and B2B and explain the contents to the Purchaser.

(iv)
Premier Foods will use its best endeavours to organise and participate in an Account Handover Meeting with each of the Key Customer. In preparation for the Account Handover Meetings, Premier Foods will hold a briefing session with the Purchaser covering the agenda ("Briefing Session") (with a specific focus on current/likely issues/challenges). The Purchaser will co-operate with Premier Foods in respect of such Account Handover Meetings and Briefing Sessions.

(C)	Reach Order Capture

(i)	Order capture by Reach for cash and carry customers where this service is currently performed. This service shall end if Premier Foods ceases to use Reach for this service.

(D)	Export, ROI and United States Sales Services
Sales Transitional Services shall be provided in respect of exports, the Republic of Ireland and the United States as set out in paragraphs 1.1(D)(i), (ii) and (iii) respectively for a short period from Completion if the Purchaser is unable to perform the relevant activity in respect of the Transitional Service from Completion.
Premier Foods Export Sales Service

(i)
Premier Foods’ Export Sales Service will manage customer relationships and execute any agreed initiatives including the Commercial Plan and/or the Promotional Plan. The Purchaser shall be responsible for any changes to ongoing business (including, but not limited to price changes, new promotions agreed with customers, stock keeping unit (SKU) listing/delisting and customer trade variations) where the Purchaser has authorised such changes.

Premier Foods ROI Sales Services (Dunnes and Out of Home channels)

(ii)
Premier Foods’ Third Party Sales Service (Primeline) will manage customer relationships (excluding Dunnes), in store order capture, stock control, and merchandising and will execute any agreed initiatives

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including the Commercial Plan and/or the Promotional Plan. The Purchaser shall be responsible for any changes to ongoing business (including, but not limited to price changes, new promotions agreed with customers, stock keeping unit (SKU) listing/delisting and customer trade variations) where the Purchaser has authorised such changes.
Premier Foods United States Sales Service

(iii)
Premier Foods’ Third Party Sales Service (Green Seed / Poshnosh) will manage BAU customer relationships and execute any agreed initiatives including the Commercial Plan and/or the Promotional Plan. The Purchaser shall be responsible for any changes to ongoing business (including, but not limited to price changes, new promotions agreed with customers, stock keeping unit (SKU) listing/delisting and customer trade variations) where the Purchaser has authorised such changes.

1.2	Service levels
Completion of the handover process as outline above.
Service charge and term
In accordance with the Schedule of Charges.

1.3	Exclusions / conditions

(A)
Subject to clause 12, the cost of all promotional activities set out in the Promotional Plan to the extent agreed by the Purchaser and any changes to the plan requested by the Purchaser and agreed by Premier Foods will be paid for by the Purchaser.

(B)
Where promotional activity post-Completion is shared with products within the Premier Foods retained business, costs will be apportioned and paid for by the Purchaser based on sales value (e.g. Christmas promotional support material, shippers etc).

(C)
As part of the handover process the Purchaser shall implement, test and agree a process with Premier Foods for providing a sales forecast, which shall be uploaded into the Premier Foods' BAU systems and used for the continued provision of the Customer Service and Logistics Service.

(D)
If the Purchaser shall require any one or more of the Sales Services described in 1.1(D) above, written notice must be provided by the Purchaser to Premier Foods by 1 October 2012, and the fixed duration of such Services shall be agreed between Premier Foods and the Purchaser in accordance the costs set out in the Schedule of Charges.

2.	MARKETING

2.1	Description of service

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(A)	Handover meetings

(v)
Premier Foods and the Purchaser will procure that a handover meeting is held as soon as reasonably practicable following Completion. The handover meeting will have the following agenda items: review of existing projects (work in progress), sharing of any updated presentations/market and sharing of any data bridging the period from the data in the Data Room to Completion.

(B)	Historical documents provision

(ii)	Premier Foods will provide copies of historic Business marketing project materials and category data as soon as reasonably practicable following Completion.

(C)	Market data

(iv)
Premier Foods will provide Market Data (SIG) from the provider (via direct supply or onward transfer) in the format received from the supplier and in accordance with Business as Usual in terms of frequency. The Purchaser shall sign a third party waiver/license (with SIG) as soon as practically possible after Completion and in any case within three months subject to the form of such waiver /license being in a form acceptable to the Purchaser acting reasonably. Premier Foods shall be entitled to suspend the provision of Market Data (SIG) immediately and without notice in the event of a breach of this provision by the Purchaser.

(D)	Brandbank

(i)	Premier Foods will arrange the transfer of images/information held by Brandbank to the Purchaser within eight weeks of Completion.

(E)	Artwork/origination (WIP)

(i)	Handover (or migration) of high resolution and low resolution artwork imagery for the Business and corresponding packaging standards along with any archived material of this nature.

(ii)
Artwork/origination service provided by Premier Foods to complete in progress product change/NPD projects (list to be agreed by Premier Foods and the Purchaser (acting reasonably) within one month of Completion).

(F)	Barcode generation

(i)	Barcode registration and set-up (Premier Foods will not provide an ongoing full artwork/origination service, however, it will support registration of bar codes for branded products).

2.2	Service level

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(E)	Scheduling and attending the handover meeting (within first calendar month following Completion);

(F)	Within three months of Completion, complete the Handover/migration of packaging artwork/samples;

(G)	Provision of Market Data (SIG) in accordance with BAU frequency.

2.3	Service charge and term
In accordance with the Schedule of Charges.

2.4	Exclusions/conditions

(A)
The cost of all brand development activity relating to the Business (including but not limited to agency, consultancy, media and origination costs whether or not specified in Premier Foods’ existing brand plans and any costs relating to NPD/product change) approved by the Purchaser prior to its commitment and executed post Completion will be paid for by the Purchaser at cost. Purchase Orders for such activity will only be placed after written Purchaser approval is received.

(B)	Additional ad hoc non standard market data requests to SIG (including, but not limited to, additional data, different assessment methodologies and one off research requests).

(C)
Provision of data or any service reliant on such data, access to which Premier Foods no longer has as a result of the sale of the Business (including but not limited to Dunnhumby in relation to Tesco). Premier Foods will use all commercially reasonable endeavours to assist the Purchaser in re-establishing equivalent data provision.

3.	PROCUREMENT

3.1	Description of service

(H)	Central Procurement

(i)	Provision of electricity and gas supply to 31 December 2012 for use by the Purchaser at the Business Property.

(I)	Supplier introductions and handover

(i)
Providing supplier introductions and handover, and supporting the transfer of procurement contracts relating to the Business (including the splitting of Business specific items from Group Contracts) as required by this Agreement;

(ii)	Attending introductory meeting with suppliers and supporting the transfer of supplier and market knowledge to the Purchaser’s procurement team;

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(iii)	Premier Foods and the Purchaser will co-operate to procure the novation of the company car leases within first month following Completion; and

(iv)
The Purchaser and Premier Foods will agree (each party acting reasonably) within the first four weeks following the date of this Agreement on how to manage the procurement of ad hoc services such as hire cars, travel, subscriptions, training etc.

(J)	Master data maintenance / P2P management

(i)	Maintenance of the master data file of procurement information, and maintaining existing procurement contracts for both direct and indirect goods and services; and

(ii)	P2P management including invoice payment and query resolution.

(K)
Premier Foods shall provide procurement function to cover all goods and services which are currently covered by Premier Foods’ central procurement team for a short period from Completion (fixed duration and cost to be agreed) if the Purchaser is unable to operate any such procurement function immediately after Completion, which includes:

(i)	Providing Price forecasting by line, by Accounting Period;

(ii)	Providing market intelligence regarding major spend items;

(iii)	Maintaining cover for goods and services on existing central contracts (including brought-in products);

(iv)	Supporting the renegotiation of expired or soon to expire central contracts;

(v)	Ensuring cover is in place for goods and services where existing contracts relating to the Business are not transferring to the Purchaser; and

(vi)	Supporting the renegotiation of recently expired or about to expire contracts which are transferring to the Business.

3.2	Service level

(A)
Category transition handover plan, to line item level, to be agreed (each party acting reasonably) based on prioritisation of contract renewals or market forces to be completed as soon as possible and in any event within the two months following Completion. This will include the tracking of novated contracts;

The parties agree that as part of the handover process they will establish KPI s and a timetable for response or delivery covering the following:

1.	Contract and pricing schedules

2.	Response to request for vendor transfer meeting

3.	Completion of vendor transfer meeting

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4.	Histon Site Specific category strategies

5.	SKU list and forecast pricing

6.	Price query resolution

7.	Current supplier contact information and trading details

8.	Outstanding volume balances for current contracts

9.	Previous supplier information

10.	Current Supplier Performance Information

11.	PPV and Standard Cost information / analysis

(B)	Monthly PPV report and BAU commentary; and

(C)	Monthly invoice query report for all invoices from suppliers.

3.3	Service charge and term
In accordance with the Schedule of Charges. Gas and electricity supplied in accordance with 3.1(A)(i) shall be charged at the cost paid by Premier Foods to the suppliers from time to time.

3.4	Exclusions/Conditions

(A)
Alexander Mann Services, Premier Foods’ central supplier of temporary labour, will not agree to novate their contracts so provision for any temporary labour will have to be made by the Purchaser within the first two weeks following Completion.

(B)	Premier Foods will not supply any information in respect of contract or commercial arrangements which are not transferring to the Purchaser.

(C)
Subject to Schedule 10, to the extent that the Premier Foods is invoiced on a group-wide basis in respect of goods and services provided to the Business the Purchaser shall reimburse Premier Foods to the extent that such goods and services are properly attributable to the Business.

4.	CUSTOMER SERVICE AND LOGISTICS

4.1	Description of service

(D)	Order processing

(ii)	Order capture and processing

(a)	In line with Premier Foods’ Business as Usual processes. Orders received for the Business will be required to be separately captured and processed from Premier Foods’ retained business.

(iii)	Customer data management

(a)	Ensuring customers are kept up to date with stock keeping unit (SKU) changes and are ordering the correct items.

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(b)	Formal notification of changes will be originated by the Business, routed through the transition and activated by the logistics team on receipt.

(iv)	Export logistic services (including USA – only if paragraphs 1.1(D)(i) and/or 1.1(D)(iii) above are in operation)

(a)	Production of international paperwork, including all certification. Note: shipment is included in physical logistics below.

(E)	Load planning and reporting

(i)	Customer service reporting

(b)	Provision of Business specific customer service reports on a Daily and Weekly basis in line with Premier Foods’ standard format, timings and process (including reason code).

(ii)	Stock reporting

(c)	Provision of Business specific stock reports in line with Premier Foods’ standard format, timings and process.

(F)	Forecast administration

(i)	Demand forecasting

(d)	Premier Foods will use existing Business as Usual processes to generate a statistical base line forecast.

(e)	Addition feeds from the sales force will be captured to reflect “events” that impact on demand.

(G)	Physical Logistics

(ii)	Proof of delivery processing

(a)	Management of the POD process in line with Premier Foods’ standard processes to facilitate invoicing (Premier Foods’ Business as Usual process triggers invoicing on receipt of POD).

(iii)	Transport, storage and despatch

(a)	Transport of finished goods from the Histon site into Premier Foods’ distribution network.

(b)
Receipt, storage, handling and despatch of finished goods (including production of all related documents and paperwork). Premier Foods will provide storage space in their warehouse network as specified in the Schedule of Charges.

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(c)	Management and transport of inter site transfers to maintain stock balance.

(d)	Delivery to customers as defined on the received orders.

(e)	Physical logistics relating to export customers through existing channels (excluding operations in USA) – only if paragraph 1.1(D)(i) is in operation.

(f)	Access to and use of the Premier Foods USA distribution arrangements – only if paragraph 1.1(D)(iii) is in operation.

(g)	Physical logistics relating to ROI (Dunnes and Out of Home) customers through existing channels – only if paragraph 1.1(D)(ii) is in operation.

(H)	Stock Loss tolerance

(a)
The stock loss tolerance is 0.125% of aggregate case throughput during the warehousing aspects of the Logistics TSA. Loss to be measured over the course of the TSA with Premier Foods being liable for any losses( items lost or damaged or stolen in the course of the provision of the warehousing aspects of the Logistics TSA services) in excess of this level. Premier Foods will not take liability for any losses incurred on the Histon site. Stock loss tolerance excludes losses arising from deliberate or wilful damage.

(I)	Insurance
The Purchaser shall pay its allocation of employee liability insurance costs relating to the Customer Service and Logistics service as set out in Schedule of Charges.

4.2	Service level

(D)	KPIs (limited to Premier Foods’ BAU definitions and calculations) for customer fulfilment to be agreed between the parties within three weeks of this Agreement.

(E)	Accurate and complete stock reporting in line with Premier Foods’ standard formats, timings and processes.

(F)	A reporting schedule to be provided within three weeks of the date of this Agreement.

(G)	(D)Premier Foods shall ensure compliance with the standard operating procedures for deliveries including the obtaining of PODs.

4.3	Service charge and term

(D)	In accordance with the Schedule of Charges. Charges may vary and additional charges may be due as set out in pages 2, 3 and 4 of the Schedule of Charges.

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(E)
Termination may not be completed between: (i) 27/10/12 and 31/12/12; or (ii) 26/10/13 and 31/12/13 (inclusive of such specified dates) due to Christmas peak and must occur on a Accounting Period End Date.

4.4	Exclusions/conditions

(A)	Excludes bulk / tanker deliveries and scheduling (as these will be provided under a site managed contract).

(B)	No new non-mainland Great Britain “ship to” customers will be started except as otherwise agreed.

(C)	Operation of the Histon site warehouse is not covered by this service.

(D)
Without prejudice to 4.4(C) above, Premier Foods requires 5,100 pallet spaces currently available at the Histon Site to be available for the duration of the Customer Service and Logistics service. To the extent that such number of pallet spaces is not available, a mechanism for adjusting the service to accommodate a reduction in the number of pallet spaces available at the Histon Site is included in the logistics schedule at page 2 of the TSA Schedule of Charges.

(E)
The Purchaser and the Seller have agreed that the Minimum Order Quantity (“MOQ”) used for the Logistics TSA is 50 cases. The parties will review the MOQ to check for impacts and logistics inefficiencies approximately two months after the Completion Date and work in good faith to resolve any adverse costs or service issues.

5.	FINANCE

5.1	Description of service

(H)	Accounts Payable
Manage and administer the Accounts Payable ledger, processing authorised payments by BACS to suppliers and employees. Payments to employees are limited to reimbursement of personal expenses. Other payments to employees are made via the payroll.
Services

(iii)	Maintenance of a master file of supplier information (to include supplier and payment details);

(iv)	Management of supplier queries from initiation to final resolution (responsibility for resolution is likely to lie with others, either the Histon Site or procurement);

(v)
Periodic meetings (initially weekly and subsequent frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably)) with suitable representatives from the Histon Site,

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procurement and the Purchaser to resolve queries and the cause of queries;

(vi)	Processing of valid invoices with a valid purchase order;

(vii)	Settlement of supplier liabilities on current payment terms as long as funds are available in the Purchaser’s bank account.
Reporting

(i)	Details of current queries (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly);

(ii)	Monthly goods received invoice received ("GRIR") Report;

(iii)	Purchaser payment funding request (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Weekly);

(iv)	Purchaser will run expenses authorisation process.

(I)	Accounts Receivable
Manage and administer the sales ledger and the collections processes.
Services

(vii)	Ensure that the Business trades within agreed customer credit limits and terms;

(viii)	Collect any monies due in respect of invoices raised in line with customer terms and Premier Foods’ policies and procedures, but at all times in accordance with Purchaser's reasonable instructions;

(ix)	Manage customer queries in a prompt and professional manner;

(x)	Maintenance of a master file of customer information (to include contact detail, payment terms and payment details);

(xi)	Raise sales and sundry invoices and issue statements of account;

(xii)	Refer price and volume queries to the Purchaser.
Reporting

(i)	Summary and detailed aged debt report (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly);

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(ii)	Held orders report (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly);

(iii)	Bad and doubtful debts report (frequency to be agreed prior to Completion) between the Purchaser and Premier Foods (each acting reasonably);

(iv)	Deductions, approved and waiting approval report (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly).

(J)	Payroll
Process and pay agreed salaries, bonuses and allowances and statutory and voluntary deductions to third parties on behalf of the Purchaser. HR records, rates of pay and time and attendance data will be maintained and supplied by the Purchaser.
Services

(i)	Maintain statutory employee payroll records;

(ii)	Make Monthly payments to the Purchaser’s employees in accordance with their contracts of employment as long as funds are available in the Purchaser’s bank account;

(iii)	Correctly account for deductions including the processing of payments to third parties (eg. HMRC, Courts, pension providers);

(iv)	Maintain accurate PAYE records;

(v)	Complete necessary end of year statutory HMRC returns or provide relevant data to the Purchaser;

(vi)	Manage and resolve employee payroll queries not answerable by the site;

(vii)	Administration of existing lease cars, including leaver processes, tax disc administration and relationship with lessor;

(viii)	Where requested by the Purchaser, Premier Foods will provide the Purchaser with all necessary information held by Premier Foods in order to enable the production of P11D statements by the Purchaser.
Reporting

(i)	Posting of Payroll costs into SAP Finance;

(ii)	Deductions summary (by type and employee);

(iii)	Reporting required under the terms of the Purchaser’s pension provider

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in order to account for payments/deductions;

(iv)	Purchaser payment funding request (frequency to be agreed prior to Completion) between the Purchaser and Premier Foods (each acting reasonably).

(K)	Sales administration/commercial invoices
Customer terms, rebates, commercial invoices and deductions management.
Services

(i)	Maintain customer price files in line with Purchaser’s requirements;

(ii)	Update prices with promotional activities in line with Purchaser’s requirements;

(iii)	Administration of individual customer agreements;

(iv)	Update promotional accruals in respect of short term retros, up front payments, discounts and trade marketing;

(v)	Process authorised commercial invoices relating to deductions.
Reporting

(i)	Accruals and payments by customer and type (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly);

(ii)	Issue price file changes for review by the Purchaser (audit).

(L)	Cash Management
Provide cash and banking services including payment processing (BACS) and the administration and reconciliation of bank accounts, funding and FX payments. The service does not include treasury services.
Services

(i)	Bank account administration, including but not limited to accounting for direct credits, funding transfers, charges etc. and tracing payments and disputed items;

(ii)	Weekly (or Daily if possible) reconciliation of Purchaser’s relevant bank account(s);

(iii)	Monitor the funding request process;

(iv)	Provide site petty cash in accordance with current limits and processes.

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Reporting

(iii)	Daily bank reconciliations;

(iv)	Cash flow projections (frequency and timescale to be agreed prior to Completion) between the Purchaser and Premier Foods (each acting reasonably).

(M)	Financial Management (Operations and Reporting)
Provision of accounting services and support, including maintenance of financial records, operation of financial controls and costing, Monthly statutory reporting and periodic management reporting. Tax accounting and compliance support (strictly non-advisory).
Services

(i)	Process journals in order to compile EBITDA/P and L/Balance Sheet by the 7th Business Day after each Accounting Period End Date;

(ii)	Monthly meeting or call to review the EBITDA/P and L/Balance Sheet produced in accordance with (i) above on the 7th Business Day after each Accounting Period End Date;

(iii)	Monitor and review site control accounts;

(iv)	Prepare and post commercial prepayments, accruals and provisions (Trade and Marketing Spend System and Stock);

(v)	Support any UK statutory audit requirements of the Purchaser for year end;

(vi)	Monitor CapEx budgets (only if Accounts Payable service provided);

(vii)	Provide product costing covering:

(a)	NPD;

(b)	‘What if’ scenarios; and

(c)	Simulation.

(viii)	Reconcile stock, accruals and prepayments (frequency to be agreed prior to Completion) between the Purchaser and Premier Foods (each acting reasonably) at least Monthly.

(ix)	Accounting for VAT on sales and purchases in line with current practices;

(x)	Analysis of corporation tax sensitive accounts, including but not limited to entertaining, repairs, capital expenditure, etc.;

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(xi)	Provide the data and supporting data to enable the Purchaser to recover and/or pay VAT.
Reporting

(i)	Issue management summary/grading of site control accounts;

(ii)	Supply detailed EBITDA/PandL/balance sheet;

(iii)	Sales and margin by customer on a frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly;

(iv)	Expenditure against open capital projects report;

(v)	Purchase orders raised for the Purchaser;

(vi)	Accounting journal entries raised for the Purchaser;

(vii)	Sales report (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly);

(viii)	Monthly PPV report;

(ix)	Stock movement report;

(x)	Costing templates (for approval and subsequent input to further processes);

(xi)	Provision of bills of materials on a periodic basis (to be agreed prior to Completion) and supply updated standard cost and Purchasers forecasted cost data.

(xii)	Sales and purchase data for Purchaser’s VAT return (format, timing and content to be determined);

(xiii)	Analysis of corporation tax sensitive accounts (frequency to be agreed prior to Completion) between the Purchaser and Premier Foods (each acting reasonably).

(N)	Bow Tie Team
The conduit between the Purchaser and Premier Foods to ensure both parties are served in the agreed manner and the provider of commercially confidential services.
Services

(i)	Maintenance of master data in line with Purchaser authorisation and

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Premier Foods’ processes, to include without limitation:

(b)	bill of materials;

(c)	sales price files;

(d)	standards for material prices and labour; and

(e)	customer rebates;

(ii)	TSA set-up, financial leadership and project management of the finance transitional service;

(iii)	Service delivery and request tracking;

(iv)	First level of informal escalation.
Reporting

(v)	Monthly service report;

(vi)	Summary of prices changes (frequency to be agreed prior to Completion between the Purchaser and Premier Foods (each acting reasonably) but a minimum of Monthly).
.

5.2	Service level

(F)	Service operates 08:00 to 18:00 on Business Days.

(G)	Individual processes and services will have agreed turnaround times which will be agreed between the Purchaser and Premier Foods (acting reasonably) prior to Completion.

5.3	Service charge and term

(E)
In accordance with the Schedule of Charges. Finance Services must be terminated with effect from an Accounting Period End Date but will be continued to be provided for a further Accounting Period at the relevant cost to the Purchaser (excluding ratchet costs) in order to finalise accounts and reporting.

(F)
Notice to terminate Finance Services may not be given where the effective date of termination would fall on any day within the period 27 October 2012 to 31 December 2012 (inclusive of such specified days).

5.4	Exclusions/conditions

(A)	P11D reporting.

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(B)	The Purchaser shall be responsible for consolidating data provided by Premier Foods into the Purchaser’s own IT systems after the services end.

(C)	The Purchaser shall be responsible for obtaining and consolidating the data not within Premier Foods’ systems into the Purchaser's own IT systems after the services end.

(D)	Accounts Payable only operates with “No PO / No Pay” policy as per Premier Foods’ Business as Usual.

(E)	Pensions auto enrolment is not possible before April 2013.

(F)	Fuel and credit card administration.

6.	IT

6.1	Description of Service

(H)	Service desk/support
Premier Foods will provide the Purchaser with access to its service desk and support staff in relation to its IT systems on the same basis as prior to Completion provided that the Purchaser has not made any material changes to its business processes which prevent the computer applications from operating properly. Support will extend to additional users recruited during the provision of this service up to a maximum additional user group of 20.

(I)	Infrastructure support
Ensure continuing operation, to the same levels of service and set of responsibilities as prior to Completion, of the following infrastructure via the service desk (as appropriate):

(ix)	Wide and local area network;

(x)	Premier Foods’ email and internet services;

(xi)	All current operating systems and print services;

(xii)	Current desktop applications and Citrix services; and

(xiii)	All current IT related hardware (desktops, laptops etc.);

(J)	Application provision and support
Ensure continuing operation of the following applications via the service desk to existing users and additional users using on the same basis as existing users (as appropriate):

(vi)	SAP;

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(vii)	System21;

(viii)	Infor Advanced Planning;

(ix)	Infor Advanced Scheduling;

(x)	Infor SCS Bespoke Planning;

(xi)	Solar;

(xii)	Ramesys Creations;

(xiii)	Obsolescence Management;

(xiv)	Business Projection;

(xv)	Capscan;

(xvi)	Cobweb;

(xvii)	Hamilton Grant;

(xviii)	Cobalt;

(xix)	Lotus Notes Applications;

(xx)	Hornet Extracts to SAP;

(xxi)	MVI / CDC;

(xxii)	Shire; and

(xxiii)	IESA interfaces.

Premier Foods will provide a solution such that the Business’ e-mails appear to third parties to be coming from a Purchaser e-mail address provided that the Purchaser has established an externally hosted email service having purchased the domain for the alias they have chosen, and set up email accounts will forwarding for each individual to their Premier account. The Purchaser shall be responsible for supporting the external email solution and forwarding.
Changes to applications will not be provided during the term, unless necessary to comply with applicable law. Such changes can be requested in accordance with the Change Control Procedure.

(K)	Voice Systems – landline domestic call costs

(v)	Voice systems (landline and mobile phone provision);

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(vi)	Domestic call charges from landline phones are included (international calls will be charged separately at cost);

6.2	Service level
Provision and support of existing IT infrastructure and applications, to current levels of service and for existing users plus up to an additional 20 users.
Service desk to operate 24/7/365 days per year

6.3	Service charge and term
In accordance with the Schedule of Charges.

6.4	Exclusions/conditions

(A)	Premier Foods is not responsible for maintaining physical access and environments of any computer rooms at the Histon Site.

(B)	Printing consumable costs.

(C)	Mobile phone usage costs.

(D)	International call charges from landline phones.

(E)	Conference call provision (MeetingZone facility will not be extended to the Purchaser).

(F)	Blueprinting support, workshops or transition activities can be made available at the Purchaser's cost.

(G)
Certain employees (including HR, finance and senior management) or the Purchaser organisation who require access to Premier Foods' systems containing sensitive information during the TSA period, will be required to sign an NDA.

(H)	This service 6 governs the provision of systems and infrastructure – Business processes are run elsewhere in the Business, and are not included in the IT services.

(I)
Any new hardware will be provided by Premier Foods and charged at cost to the Purchaser or may be purchased by the Purchaser (at the Purchaser’s cost) provided it meets Premier Food's specification for that hardware.

(J)
A small number of specific Lotus Notes applications (e.g. capital authorisation, disposal of surplus goods and materials, early releases of products, technical databases) will not work due to PF authorisation limitations. Details to be provided prior to Completion.

(K)	Premier Foods will require regular maintenance windows which will be communicated in advance.

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(L)
If Premier Foods upgrades a group-wide application, the Purchaser shall migrate onto the upgraded application provided that it receives at least 30 days' notice of such upgrade, setting out full details thereof, and receives appropriate training in advance (at Premier Foods' cost).Premier Foods will provide details of the forward plan prior to Completion.

(M)
For the avoidance of doubt, Premier Foods shall not be responsible for any breach of its obligations to provide any IT services to the extent that such breach is directly attributable to alterations made by the Purchaser, or made by Premier Foods at the Purchaser’s request or instruction, to the local network and /or IT infrastructure.

(N)
If the ISC Service operates 12 months after Completion (or where the Transitional Services to be provided by Premier Foods under this Agreement are extended to 18 months after Completion, in such case 18 months after Completion), and if any hardware/software used to provide the Business is no longer used by any member of the Premier Foods Group, then the Purchaser shall pay the full cost for maintaining and operation such hardware/software. Premier Foods shall use all reasonable endeavours to advise the Purchaser that it is likely to become responsible for such maintenance and operation costs within a reasonable period prior to when the Purchaser would become responsible for such costs such that the Purchaser may implement an alternative system.

7.	TECHNICAL

7.1	Description of service

(G)	Technical account management

(xiii)
Technical account management (TAM) handover phased over three months using an agreed transition plan to include customer introduction, current programme/plans and knowledge transfer for named retail customers.

(xiv)	Foreseen timings:

(a)	First month – led by Premier Foods (briefed to Purchaser);

(b)	Second month – jointly handled by Premier Foods/Purchaser (transitioning by agreement to Purchaser);

(c)	Third month – led by Purchaser with support by Premier Foods on customer queries/questions that cannot be dealt with by Purchaser (Premier Foods to provide information to Purchaser);

(H)	Consumer complaints

(xiv)	All customer contacts (phone, e-mail, internet) captured by Premier Foods’ outsourced Customer Care Provider;

(xv)	Escalation (process to be agreed with Purchaser);

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(xvi)	Reporting to Purchaser (one report/month issued for dissemination in their business);

(xvii)	Handover of all contentious complaints, insurance claims, TSO/EHO to the Purchaser's technical lead;

(I)	Specifications management handover

(xxiv)	Separation of raw material specifications for each site and delivery of the data to the Purchaser;

(xxv)	Transfer of retailer portals to new owner at Purchaser’s cost (retailer brand products);

(J)	Compliance management handover

(vii)	Separation of Business raw material suppliers from audit database and provide data to the Purchaser;

(viii)	Create file of all supplier audit reports;

(ix)	Agree handover of audit schedule;

(K)	Regulatory support handover

(xii)	Handover of any current cases; and

(xiii)	Completion of regulatory artwork changes currently progressing through the Business.

7.2	Service level

(G)	TAM Handover – execution of agreed handover plan.

(H)	Complaints – Customer Care Provider KPI’s (as per Premier Foods’ current Business as Usual).

(I)	Handovers for specifications, compliance and regulations.

7.3	Service charge and term:
In accordance with the Schedule of Charges.

7.4	Exclusions / Conditions

(A)	No regulatory, specification or supplier audit service provided other than handover of current workload.

(B)	Any fees charged or incurred by any third parties in relation to any data transfers shall be excluded and shall be for the Purchaser’s account, including:

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(v)	any costs (including licences and costs reasonably incurred by Premier Foods) relating to establishing (or transferring) Premier Foods’ specifications to Purchaser’s portal on Hamilton Grant System;

(vi)	any costs (including those reasonably incurred by Premier Foods) relating to the transfer of consumer relations data, management and resolution;

(vii)	any costs (including those reasonably incurred by Premier Foods) relating to transfer of registration for bar code system; and

(viii)
any costs (including those reasonably incurred by Premier Foods) relating to transferring retail/food service (or other channel) specifications from Premier Foods to Purchaser’s control/management on third party systems used by own label customer.

Any costs incurred by Premier Foods to be agreed and authorised by the Purchaser (acting reasonably) before work starts.

(C)	The Purchaser may not use Premier Foods’ Hamilton Grant System/e-mail address to receive modified raw material/packaging material specifications from suppliers.

(D)	Any costs (including those reasonably incurred by Premier Foods) relating to label changes for customer contacts, consumer relations contacts, telephone numbers etc.

(E)
Any consumer relations investigation costs incurred by Premier Foods including foreign body analysis. Any costs incurred by Premier Foods to be agreed and authorised with Purchaser (each party acting reasonably) before work starts.

(F)	Any audit charges and costs charged by Intertek Foods for the provision of supplier audits for the site.

8.	PREMIER ANALYTICAL SERVICES (PAS)

8.1	Description of Service:

(J)	Analytical testing services

(xiv)	PAS will provide the Purchaser with all chemical analytical testing based on 2011 full year test volumes.

(xv)
Premier Foods will either a) conduct in-house or b) conduct through a Third Party Service Provider using appropriately trained and qualified people to perform the analytical testing services. They will also ensure that test methods used are adequately defined, documented and understood.

(xvi)	The chemical analytical testing requirements are split into two distinct levels of priority:

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(a)	routine chemical testing – meaning forecasted testing;

(b)	emergency response chemical testing – meaning testing that is conducted as a priority, in response to a potential or actual food safety issue.

(xvii)	Examples of testing that will be provided in either of the above scenarios include:
Chemistry

(a)	Allergens;

(b)	Authenticity (including GMO and vegetarian products);

(c)	Enzymes;

(d)	Mycotoxins and plant toxins;

(e)	Nutrition (including additives, vitamins and minerals);

(f)	Taints; and

(g)	Trace contaminants.
Microbiology
(a)    NPD challenge testing;
(b)    The establishment of routine microbiology provision and testing protocols with contract laboratories (but not the actual routine testing); and
(c)    Interpretation of out of specification microbiological test results.
Microscopy
(a)    Investigative microscopy (including ‘sit along’);
(b)    Rheology; and
(c)    Product visual standards.

(xviii)	Routine testing

(a)
The owner of the divested site will arrange at their own risk and cost, collection of the sample from their site and delivery to Premier Foods’ PAS laboratory/Third Party Service Provider (as per current Premier Foods’ Business as Usual).

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(b)
Immediately on the receipt of samples, Premier Foods/Third Party Service Provider will inform the Purchaser’s nominated contact if there is a deterioration of the samples so that they are unfit to test or if the sample has been compromised in any way.

(c)	Tests are completed within the turnaround times shown in PAS catalogue, the turnaround time starting from the receipt of samples.

(d)
For the avoidance of doubt, Premier Foods will carry out routine chemical analytical testing. Routine microbiological testing will be carried out through third party providers and paid directly by the manufacturing site.

(xix)	Emergency response testing

(a)	Standard practice will be for the Purchaser, to arrange at their own cost and risk, delivery of samples to Premier Foods PAS at High Wycombe/Third Party Service Provider.

(b)	Best endeavours will be made to test any samples as quickly as possible following receipt of the samples.

(c)
The agreed budget does not include the cost of analytical testing for emergency response. The cost of emergency response testing will need to be agreed on a case-by-case basis prior to the commencement of any testing.

(K)	Retained consultancy

(v)	Premier Foods will make available to the Purchaser the experts and specialists which Premier Foods employs in a consultancy capacity to provide support.

(vi)	The consultancy services are split into two distinct levels of priority:

(d)	Support services; and

(e)
emergency response consultancy – being consultancy that is conducted as a priority, in response to a potential or actual food safety issue. The scope of the emergency response consultancy service shall be agreed with the divested sites nominated contact and will be charged at £240/hr plus expenses. For the avoidance of doubt, there is no provision for this emergency response consultancy service in the retained consultancy service charge.

(vii)	The two key areas where consultancy services will be provided in either of the above scenarios are:

(b)	Food Safety

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This includes but is not limited to:

(1)	investigation of microbial food safety issues;

(2)	investigation of chemical food safety issues, including contaminants, allergens, taints, packaging;

(3)	investigation of physical contamination issues;

(4)	undertaking investigative experimental work on food safety issues on a non emergency basis;

(5)	completing risk assessments advising on risk management options;

(6)	undertaking site visits as necessary; and

(7)	discussions, meetings and reporting to retail customers, authorities or other industry bodies to support technical decisions/positions.

(c)	Innovation/business improvement processes.
This includes but is not limited to undertaking investigative experimental work on development projects.

8.2	Service level
Current PAS SLA’s.

8.3	Service charge and term
In accordance with the Schedule of Charges, but charges set out therein excludes cost of Emergency Response Testing and cost of Emergency Response Consultancy.

8.4	Exclusions/conditions

(A)	All test methods are as currently used by Premier Foods’ analytical testing.

(B)	Reporting of results will be as per current formats.

(C)	Costs do not include any development of new test protocols.

(D)
Emergency food safety issues would be charged separately at £240/hr consultant rate and triggered in agreement with Premier Foods’ Group Technical and Innovation Director where required by the Purchaser.

(E)
Routine microbiological testing for on-going production will not be provided by Premier Foods. This will be provided through third party laboratories and paid directly by the site. Premier will establish the testing protocols and confirm suitability of the

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contract laboratory.

9.	TSA PROJECT MANAGEMENT

9.1	Description of service

(O)	TSA and separation project management

(i)	Premier Foods' Transitional Services Manager for transition service management.

(ii)	Point for day to day interface with Purchaser, co-ordination of transition services project management requests and escalation.

(iii)	Scope includes agreeing, planning and executing final separation of the Business from Premier Foods.

(iv)	Provide a clear governance structure (e.g. Program Manager, Program Director, Contact at Board level for the Purchaser’s CEO to go to if necessary).

(v)	Clear function leader for each stream on both Premier Foods’ side and the Purchaser’s side.

9.2	Service level

(G)	To be discussed and agreed between the Purchaser and Premier Foods (acting reasonably) prior to Completion but to include:

(x)	Summary and workstream plans (including "one off items")

(xi)	Risk log

(xii)	Issue log

(xiii)	Assumption log

(xiv)	Action tracker (showing completed/open items)

(xv)	TSA Service summary log

(H)	Monthly review meetings to discuss the operation of the Transitional Services, not less than two Business Days prior to such meeting a service level report will be submitted to the Purchaser.

9.3	Service charge and term
In accordance with the Schedule of Charges.

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Schedule of Charges

Schedule 6
(Apportionment)
1.1    For the purposes of this Schedule 6:
“Interim Current Liabilities” means all current liabilities of the Business that arise during the period from (but excluding) the Business Purchase Completion Date to (and including) the Completion Date; and
“Interim Trade Debts” means all trade debts of the Business that arise during the period from (but excluding) the Business Purchase Completion Date to (and including) the Completion Date.

1.2	The Seller and the Purchaser (for itself and on behalf of the Company) acknowledge and agree that:

(A)	all Interim Current Liabilities shall be legally owned, borne, and duly discharged by the Seller; and

(B)	all Interim Trade Debts shall be the legal responsibility of, and payable to, the Seller.
Accordingly, the Seller and the Purchaser shall procure (to the extent that they are each able to do so) that the Company transfers at Completion such Interim Current Liabilities and Interim Trade Debts to the Seller (with the net balance to be left outstanding as an inter-company loan between the Seller and the Company).

1.1
The Seller and the Purchaser (on behalf of the Company) agree that, with effect from Completion, the definition of “Apportionment Date” in sub-clause 1.1 of the Business Purchase Agreement shall be amended by replacing the words “means, subject to

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Schedule 6 of the Share Purchase Agreement, the Completion Date” with “means the date of Share Purchase Completion”. The Interim Current Liabilities and Interim Trade Debts shall be apportioned pursuant to the Business Purchase Agreement, but only to extent that they include income or expenditure which is referable to the period after Completion. For the avoidance of doubt, it is the intention of the Seller and the Purchaser (for itself and on behalf of the Company) that any receipts to or payments made by one party, where the benefit or liability of such receipt or payment lies with the other party, shall be reimbursed in accordance with this Schedule 6.

1.2	The Purchaser shall procure that the Company complies fully with all of its obligations pursuant to, and undertakes such actions as are necessary to give effect to, this Schedule 6.
Schedule 7
(Profit and Loss Adjustment)
1.    Definitions
In this Schedule 7 (Profit and Loss Adjustment),

“Profit Accounts”	means the profit and loss account to be prepared pursuant to this Schedule; and
“Total Profit”	means the net profit of the Company for the period from the Business Purchase Completion Date to the close of business on the Completion Date, as set out in the Profit Accounts.
2.    Profit Accounts

2.1
The Seller shall procure the preparation of a profit and loss account of the Company in respect of the period from the Business Purchase Completion Date to the close of business on the Completion Date:

(A)    which includes all revenues and expenses of the Company (excluding Tax) for the period; and
(B)    which is otherwise in the format agreed by the Seller and the Purchaser (each acting reasonably) prior to Completion, specifying Total Profit (the “Draft Profit Accounts”). The Draft Profit Accounts shall be delivered to the Purchaser by the Seller in accordance with clause 17 (Notices) as soon as reasonably practicable and in any event within 30 Business Days following Completion.

2.2	The Draft Profit Accounts shall be prepared in accordance with those accounting policies, principles, practices, bases and methodologies set out in the Appendices to this Schedule.

2.3
The Purchaser shall provide (and shall procure the Company shall provide), without charge, such reasonable access to its personnel (who shall be instructed to give prompt information and explanations) and the Business Records as the Seller or the Seller’s advisers may reasonably request in connection with its preparation of the Draft Profit Accounts.

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2.4	Save in accordance with the provisions of paragraph 4.2, no amendment shall be made to the Draft Profit Accounts after their delivery to the Purchaser in accordance with paragraph 2.1.
3.    Dispute procedure

3.1
The Purchaser may dispute the Draft Profit Accounts by notice in writing (in this paragraph, the “Profit Accounts Notice”) delivered to the Seller in accordance with clause 17 (Notices) within 20 Business Days after receiving the Draft Profit Accounts if it considers that they have not been prepared in accordance with this Schedule 7. The Profit Accounts Notice shall specify: (a) which items of the Draft Profit Accounts are disputed; (b) the reasons why the Purchaser considers that the Draft Profit Accounts have not been prepared in accordance with this Schedule 7 (in reasonable detail); and (c) workings quantifying the effect (to the extent practicable) that the Purchaser believes that the items in dispute have on the Total Profit.

3.2
Only those items or amounts specified in the Profit Accounts Notice shall be treated as being in dispute (the “Disputed Items”) and, unless otherwise agreed in writing between the Seller and the Purchaser, no amendment may be made by either the Seller or the Purchaser, or any Profit Accounts Expert appointed pursuant to sub-paragraph 4.2(B), to any items or amounts which are not Disputed Items.

3.3
The Seller shall provide (without charge) such reasonable access to its personnel (who shall be instructed to give prompt information and explanations), business records, calculations and working papers as the Purchaser or the Purchaser’s advisers may reasonably request in connection with their review of the Draft Profit Accounts.

4.    Agreement of Profit Accounts

4.1	If the Purchaser does not serve a Profit Accounts Notice in accordance with sub-paragraph 3.1, the Draft Profit Accounts shall constitute the “Profit Accounts”.

4.2	If the Purchaser does serve a Profit Accounts Notice in accordance with sub-paragraph 3.1, the Seller and the Purchaser shall use their reasonable endeavours to resolve the Disputed Items and either:
(A)    if the Seller and the Purchaser reach agreement on the Disputed Items within 20 Business Days after the Profit Accounts Notice being served (or such longer period as the Seller and the Purchaser may agree in writing), the Draft Profit Accounts shall be amended to reflect such agreement and shall then constitute the Profit Accounts; or
(B)    if the Seller and the Purchaser do not reach agreement in accordance with sub-paragraph 4.2(A), the Seller or the Purchaser may refer those Disputed Items in respect of which the Seller and the Purchaser do not reach agreement in accordance with sub-paragraph 4.2(A) to such individual at an independent firm of chartered accountants of international repute in England as the Seller and the Purchaser may agree or, in the absence of such agreement within 10 Business Days after expiry of the period described in sub-paragraph 4.2(A), to such independent firm of chartered accountants of international repute in England as

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the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Purchaser, nominate (the “Profit Accounts Expert”), on the basis that the Profit Accounts Expert is to make a decision on the dispute and notify the Seller and the Purchaser of its decision within 20 Business Days after receiving the reference or such longer reasonable period as the Profit Accounts Expert may determine.

4.3
Each Party shall bear its own costs with respect to the preparation and review of the Draft Profit Accounts and the finalisation of the Profit Accounts, provided that the costs of the Profit Accounts Expert shall be borne by the Seller and the Purchaser as set out in sub-paragraph 4.4(C).

4.4    In any reference to the Profit Accounts Expert in accordance with sub-paragraph 4.2(B):
(A)    the Profit Accounts Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the accounting principles, practices, policies, methodology and categorisations set out in Appendix 1 (Accounting policies, principles, practices, bases and methodologies) and Appendix 2 (Specific accounting principles, practices and policies) of this Schedule;
(B)    the decision of the Profit Accounts Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties and the “Profit Accounts” shall be the Draft Profit Accounts amended as necessary to reflect the decision of the Profit Accounts Expert and, as amended, signed by the Profit Accounts Expert;
(C)    the costs of the Profit Accounts Expert shall be paid by the Seller and the Purchaser equally or as otherwise determined by the Profit Accounts Expert; and
(D)    each of the Seller and the Purchaser shall respectively provide or procure the provision to the Profit Accounts Expert of all such information as the Profit Accounts Expert shall reasonably require including:

(i)	by their respective advisers;

(ii)	in the case of the Purchaser, the Business Records and personnel of the Purchaser and the Company; and

(iii)	in the case of the Seller, the business records and personnel of the Seller.

4.5	Following determination of the Profit Accounts, the amount of the Total Profit shall be determined by reference to the Profit Accounts.
5.    Adjustment of consideration

5.1	If the Total Profit is a negative number, then the Seller shall pay to the Purchaser an amount equal to the absolute value of the Total Profit.

5.2	If the Total Profit is a positive number, then the Purchaser shall pay to the Seller an amount equal to the absolute value of the Total Profit.

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5.3
Any amount paid pursuant to sub-paragraphs 5.1 or 5.2 shall be paid within five Business Days after the agreement or determination of the Profit Accounts, together with interest at the Sterling base rate of Barclays Bank PLC from time to time for the period from (and including) the Completion Date to (but excluding) the date of actual payment.

6.    General

6.1
All payments to be made under this Schedule 7 shall (subject to the provisions of sub-clause 5.4) be made in immediately available funds in pounds sterling without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law) by telegraphic transfer to the account of the Purchaser or, as the case may be, the Seller notified in advance to the Party making the payment by the Party receiving the payment. For information purposes only, an illustrated example of the off-set arrangements contemplated by sub-clause 5.4 is contained in the Illustrative Profits Allocation Table.

6.2
So far as possible, any payment made by the Seller or, as the case may be, by the Purchaser pursuant to sub-paragraph 6.1 shall take effect as an alteration to the consideration for the sale of the Shares.

Appendix 1 - Accounting policies, principles, practices, bases and methodologies
The Profit Accounts shall:

1.	be prepared using the specific accounting principles, practices and policies set out in Appendix 2 (Specific accounting principles, practices and policies) of this Schedule;

2.	to the extent not covered by paragraph 1 above, be prepared using the accounting principles, practices and policies that were used in the preparation of the VDD Report; and

3.	to the extent not covered by paragraphs 1 and 2 above, be prepared under IFRS in force and applicable at the Completion Date.
To the extent of any conflict between the accounting principles, practices and policies set out in paragraphs 1, 2 and 3 above, the provisions in paragraph 1 shall prevail over those in paragraphs 2 and 3 and those in paragraph 2 shall prevail over those in paragraph 3.
Appendix 2 - Specific accounting principles, practices and policies
The Profit Accounts shall be prepared:

(vi)
on the basis of the same management judgments, estimates, forecasts and opinions that were used for the purposes of and reflected in the VDD Report consistently applied as appropriate but taking into account any material change in circumstances (other than the change of ownership of the Business and the Company) that has occurred between the date on which the VDD Report was issued and the Completion Date;

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(vii)
so as to include no charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Profit Accounts are made up as a consequence of the change of ownership of the Business or the Company or any change in management strategy, direction or priority;

(viii)	so as to take no account of events following the Completion Date; and

(ix)
so as to take no account of the costs of the Seller or the Purchaser in relation to this Agreement (including, without limitation, the costs of the preparation, delivery, review and resolution of the Profit Accounts).

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Schedule 8
(Tax Adjustment)
1.    Definitions
In this Schedule 8 (Tax Adjustment):

“Notional VAT Liability” or “Notional VAT Credit”
means the amount of VAT for which the Company would have been:
(i)    in the case of a Notional VAT Liability, liable to account to HM Revenue & Customs; or
(ii)    in the case of a Notional VAT Credit, entitled to reclaim from HM Revenue & Customs, if the Company had been separately registered for VAT purposes but there were disregarded any supply made to or by the Company by or to any company which was at the time such supply was made a member of the VAT Group;

“Tax Adjustment”	means the amount identified as “Tax Adjustment” in the Tax Statement;
“Total Profit”	has the meaning given to it in Schedule 7 (Profit and Loss Adjustment);
“Total Taxable Profit”
means the taxable profits of the Company for the period from the Business Purchase Completion Date to the Completion Date, to be determined by reference to the Total Profit and adjusted in the Tax Statement pursuant to sub-paragraph 2.1(B); and

“VAT Group”	means VAT group No. 421 6120 05.

2.    Preparation and determination of Tax Statement

2.1
The Seller shall procure the preparation of a statement of Tax liabilities of the Company in respect of the period from the Business Purchase Completion Date to the close of business on the Completion Date substantially in the form set out in Appendix 1 (Tax Statement) of this Schedule specifying the following:

(A)    Total Profit (as defined in Schedule 7 of this Agreement);
(B)    deemed profits subject to corporation tax arising under section 780 of the Corporation Tax Act 2009;
(C)    Total Taxable Profit;
(D)    corporation tax liability for the period from the Business Purchase Completion Date to the Completion Date (and for the avoidance of doubt no account shall be taken

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of any corporation tax credit);
(E)    corporation tax paid or discharged before the Completion Date, or relieved at Completion, relating to the liability in sub-paragraph (D);
(F)    total corporation tax creditor at the Completion Date;
(G)    stamp duty land tax payable in respect of the Business Property as a result of entering into this Agreement and/or the Business Purchase Agreement;
(H)    stamp duty land tax discharged before the Completion Date relating to the liability in sub-paragraph (G);
(I)    total stamp duty land tax creditor at the Completion Date; and

(A)	Notional VAT Liability or Notional VAT Credit at the Completion Date,
as at the Completion Date (the “Draft Tax Statement”). The Draft Tax Statement shall be delivered to the Purchaser by the Seller in accordance with clause 17 (Notices) as soon as reasonably practicable and in any event within 30 Business Days following Completion.

2.2
The Purchaser shall provide (and shall procure that the Company shall provide), without charge, such reasonable access to its personnel (who shall be instructed to give prompt information and explanations) and the Business Records as the Seller or the Seller’s advisors may reasonably request in connection with its preparation of the Draft Tax Statement.

3.    Dispute Procedure and Agreement of Tax Statement

3.1
The provisions of paragraphs 3 and 4 (but excluding sub-paragraph 4.5) of Schedule 7 (Profit and Loss Adjustment) shall apply, mutatis mutandis, to the Draft Tax Statement as if it were the Draft Profits Accounts, the Tax Statement were the Profits Accounts and the Tax Adjustment were the Total Profit.

4.    Adjustment of consideration

4.1
Following determination of the Tax Statement in accordance with sub-paragraph 3.1, the amount of the Tax Adjustment shall be determined by reference to the Tax Statement and the Seller shall pay to the Purchaser a sum equal to that amount within five Business Days of determination of the Tax Statement.

4.2
The Purchaser undertakes to notify the Seller in writing, and the Seller undertakes to notify the Purchaser in writing, if, as a result of any circumstances (including the receipt of any communication from HM Revenue & Customs), it becomes apparent to it that:

(A)    the figures used for the purposes of determining the Notional VAT Liability or Notional VAT Credit were incorrect; or
(B)    the Company in fact had a Notional VAT Liability or, as the case may be, a Notional VAT Credit when the opposite had originally been assumed,

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in which event the Seller shall, as soon as reasonably practicable and acting in good faith and using reasonable skill and care, produce and deliver to the Purchaser a statement certifying the revised Notional VAT Liability or Notional VAT Credit of the Company, together with reasonable explanatory details, workings and calculations (the “VAT Statement”). Within fifteen Business Days of the delivery of the VAT Statement, the Seller and Purchaser shall procure that any payments necessary to ensure that the net amount paid in respect of the Company’s Notional VAT Liability or Notional VAT Credit pursuant to the Tax Statement in sub-paragraph 4.1 is equal to what it would have been if the Notional Tax Liability or Notional VAT Credit in the Tax Statement had been the Notional Tax Liability or Notional Tax Credit in the VAT Statement unless the Purchaser disputes the information in the VAT Statement in which case the provisions of paragraphs 3 and 4 of Schedule 7 shall apply mutatis mutandis to determine that dispute as such provisions apply in respect of disputes relating to the Draft Profit Accounts. If such a dispute is raised, then the finally determined version of the VAT Statement shall be used to determine the relevant Notional VAT Liability or Notional VAT Credit (rather than the version of the VAT Statement provided by the Seller).

4.3
For the avoidance of doubt, no amount shall be payable in respect of the same liability both pursuant to this Schedule and in respect of any Warranty or Business Purchase Agreement Warranty being breached or being inaccurate or misleading, or in respect of any breach of, or under, any other provision of this Agreement or under the other Transaction Documents. The Purchaser shall procure that the Company complies fully with this sub-paragraph 4.3.

4.4
If the Tax Statement or the VAT Statement, as the case may be, shows that the Company has a Notional VAT Credit, then the Seller shall procure that the representative member of the VAT Group pays to the Company such amounts as are equal to the Notional VAT Credit. If the Tax Statement or the VAT Statement, as the case may be, shows that the Company has a Notional VAT Liability, then the Purchaser shall procure that the Company pays to the representative member of the VAT Group such amounts as are equal to the Notional VAT Liability.

5.    General

5.1
All payments to be made under this Schedule shall be made in immediately available funds in pounds sterling without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law) by telegraphic transfer to the account of the Purchaser or, as the case may be, the Seller notified in advance to the Party making the payment by the Party receiving the payment.

5.2	Any payment made by the Seller pursuant to paragraph 5.1 shall take effect as an alteration to the consideration for the sale of the Shares.

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Appendix 1 - Tax Statement

Business Purchase Completion Date to Completion Date	£	£	£

Total Profits	[…]
Deemed profits subject to corporation tax arising under section 780 of the Corporation Tax Act 2009	[…]
Total Taxable Profit		[…]

Corporation tax liability for the period from the Business Purchase Completion Date to Completion Date		[…]
Corporation tax paid or discharged before the Completion Date or relieved at Completion relating to the above		[…]
Total corporation tax creditor at the Completion Date			[…]

Stamp duty land tax payable in respect of the Business Property as a result of entering into this Agreement and/or the Business Purchase Agreement		[…]
Stamp duty land tax discharged before the Completion Date relating to the liability above		[…]
Total stamp duty land tax creditor at the Completion Date			[…]

Notional VAT Liability/Notional VAT Credit			[…]
Tax Adjustment			[…]
Schedule 9
(Deed of Substitution)
THIS DEED is made on [●] 201[ ] by Premier Foods Group Limited (the “Seller”), Premier Foods plc (the “Seller’s Parent”), The Hain Celestial Group, Inc. (in its capacity as purchaser, the “Outgoing Purchaser”), The Hain Celestial Group, Inc. (in its capacity as the guarantor of the Purchaser (the “Purchaser’s Guarantor”) and [●] (the "New Purchaser").
WHEREAS:

(A)
The Seller, the Seller’s Parent, the Purchaser’s Guarantor and the Outgoing Purchaser are the parties to an agreement relating to the sale and purchase of shares in Histon Sweet Spreads Limited and the assignment of the right to repayment of the Business Consideration Debt (as defined in the Agreement) (the “Agreement”).

(B)	The Purchaser’s Guarantor has elected to appoint the New Purchaser as a Substitute Purchaser for the purposes of the Agreement.

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IT IS AGREED as follows:

1.	Capitalised terms used in this Deed shall have the meaning given to them in the Agreement.

2.
With effect from the date of this Deed, the parties acknowledge and agree that the New Purchaser shall be substituted for the Outgoing Purchaser in the capacity as purchaser under the Agreement on the following basis:

a.
The New Purchaser undertakes to adhere to and be bound by the provisions of the Agreement, and to perform the obligations imposed by the Agreement which are to be performed on or after the date of this Agreement, in all respects as if the New Purchaser were a party to the Agreement in substitution for the Outgoing Purchaser.

b.
The New Purchaser shall have the benefit of all of the rights of the Outgoing Purchaser (in its capacity as purchaser) under the terms of the Agreement. The New Purchaser shall observe and perform all of the obligations and liabilities of the Outgoing Purchaser (in its capacity as purchaser) under the terms of the Agreement.

c.	The Outgoing Purchaser shall have no further rights in respect of the Agreement.

d.
For the avoidance of doubt, this Deed shall not effect the rights, obligations and liabilities of the Purchaser’s Guarantor (in its capacity as guarantor of the Purchaser), the Seller or the Seller’s Parent under the terms of the Agreement.

2.	The New Shareholder warrants to the Seller in the terms set out in clause 9 (Purchaser’s warranties and undertakings) of the Agreement.

3.	The address, facsimile number and email address of the New Purchaser for the purposes of clause 17 (Notices) of the Agreement are as follows:

Party and title of individual	Address	Facsimile no.	Email address

4.
This Deed shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

6.
The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed. Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

IN WITNESS WHEREOF this deed has been executed and delivered by or on behalf of the parties on the date first above written.
[Execution blocks to be inserted]

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Schedule 10
(Deed of Debt Assignment)
THIS DEED OF ASSIGNMENT is made on             2012
BETWEEN:

(1)
PREMIER FOODS GROUP LIMITED, a company incorporated and registered in England and Wales with number 00281728 which has its registered office at Premier House, Centrium Business Park, Griffiths Way, St Albans, Hertfordshire, AL1 2RE ("Premier Foods");

(2)	[PURCHASER] a company incorporated and registered in [●] ("Hain"); and

(3)
HISTON SWEET SPREADS LIMITED, a company incorporated and registered in England and Wales with number 07958787 which has its registered office at Premier House, Centrium Business Park, Griffiths Way, St Albans, Hertfordshire, AL1 2RE (the "Company").

IT IS AGREED:
1.    DEFINITIONS
In this Deed:
"Business Consideration Debt" has the meaning given in the Sale and Purchase Agreement; and
"Sale and Purchase Agreement" means the sale and purchase agreement dated [●] between Premier Foods Group Limited (as seller), Premier Foods PLC (as seller's guarantor), The Hain Celestial Group, Inc. (as purchaser, subject to the appointment of any substitute purchaser in accordance with the terms thereof) and The Hain Celestial Group, Inc. (as purchaser's guarantor) in respect of the sale and purchase of the entire issued share capital of the Company and the assignment of the right to repayment of the Business Consideration Debt.
2.    ASSIGNMENT AND ACKNOWLEDGEMENTS

2.2
Premier Foods hereby assigns with full title guarantee its right to the repayment of the Business Consideration Debt to Hain and, accordingly, acknowledges that repayment of the Business Consideration Debt is now owing from the Company to Hain. Hain hereby accepts such assignment of the right to the repayment of the Business Consideration Debt from Premier Foods.

2.3	The Company acknowledges to Hain that the Company now owes the Business Consideration Debt to Hain.

2.4	Premier Foods acknowledges that the Company no longer has any obligation or liability to repay the Business Consideration Debt to Premier Foods.

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3.    MISCELLANEOUS

3.1
This Deed and any dispute or claim arising out of or in connection with it, its subject matter or formation (including any non-contractual dispute or claim) ("Dispute") are governed by and shall be construed in accordance with English law.

3.2	Each party irrevocably agrees that the courts of England and Wales shall have non‑exclusive jurisdiction to settle any Dispute.
IN WITNESS WHEREOF this deed has been executed and delivered by or on behalf of the parties on the date first above written.
[Execution blocks to be inserted]

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Signatures

SIGNED by:                )
                    )
on behalf of                )
PREMIER FOODS GROUP LIMITED    ) /s/ Andrew McDonald
Name: Andrew McDonald
Title: Company Secretary and General Counsel

SIGNED by:                )
                    )
on behalf of                )
PREMIER FOODS PLC        ) /s/ Andrew McDonald
Name: Andrew McDonald
Title: Company Secretary and General Counsel

SIGNED by:                )
                    )
on behalf of                )
THE HAIN CELESTIAL GROUP, INC.    ) /s/ Ira Lamel
Name: Ira Lamel
Title: Executive Vice President and Chief Financial Officer

SIGNED by:                )
                    )
on behalf of                )
THE HAIN CELESTIAL GROUP, INC.    ) /s/ Ira Lamel
Name: Ira Lamel
Title: Executive Vice President and Chief Financial Officer